Exhibit 2.3

SUBSCRIPTION AGREEMENT
by and among
MIRELF IV REIT Austin, LLC,
THOMAS PROPERTIES GROUP, L.P.,
and
TPG AUSTIN PARTNER, LLC
Dated as of September 17, 2012

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Table of Exhibits

Exhibit A	- Properties

Exhibit B	- Company Agreement

Exhibit C	- Form of FIRPTA Affidavit

Exhibit D	- Venture Agreement

Table of Schedules

Schedule I	- Structure Chart

Schedule II	- Legal Proceedings (Corporate Level)

Schedule III	- Financial Statements

Schedule IV	- Liabilities

Schedule V	- Rent Roll

Schedule VI	- Tenant Defaults

Schedule VII	- Schedule of Outstanding Lease Obligations

Schedule VIII	- Contracts

Schedule IX	- Tenant Arrearage Schedule

Schedule X	- Litigation Proceedings (Property Level)

Schedule XI	- Employees

Schedule XII	- Brokerage Agreements

Schedule XIII	- Tax Certiorari Proceedings

Schedule XIV	- Insurance Certificates

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SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of the 17th day of September, 2012, by and among MIRELF IV REIT AUSTIN, LLC, a Delaware limited liability company (“Madison”), THOMAS PROPERTIES GROUP, L.P., a Maryland limited partnership, (“TPG”) and TPG AUSTIN PARTNER, LLC, a Delaware limited liability company (the “Company”).
RECITALS
WHEREAS, the Company was formed on September 14, 2012, pursuant to that certain Certificate of Formation filed with the Secretary of State of the State of Delaware;
WHEREAS, TPG entered into that certain Limited Liability Company Agreement of the Company, dated as of September 17, 2012 (the “Original Company Agreement”);
WHEREAS, as of the date hereof, TPG owns one hundred percent (100%) of the limited liability company membership interests in the Company;
WHEREAS, TPG/CalSTRS Austin, LLC, a Delaware limited liability company (the “Venture”) is a limited liability company formed by the Company, as the Managing Member and by The California State Teachers' Retirement System (“CalSTRS”) as the sole remaining member, with the Company and CalSTRS each owning a fifty percent (50%) interest in the capital and profits of the Venture;
WHEREAS, the Venture has acquired or will agree to acquire (the “Acquisition”) one hundred percent of the limited liability company membership interests in TPG-Austin Portfolio Holdings LLC, a Delaware limited liability company (“Holdings”), pursuant to that certain Purchase and Sale Agreement, by and between TPG-401 Congress REIT LLC, TPG-300 West 6th Street REIT LLC, TPG-San Jacinto Center REIT LLC, TPG-One Congress Plaza REIT LLC, TPG-One American Center REIT LLC, TPG-Park 22 REIT LLC, TPG-Westech 360 REIT LLC, and TPG-Great Hills Plaza REIT LLC, each a Delaware limited liability, as Sellers and the Venture, as Purchaser (the “PSA”);
WHEREAS, Holdings owns one hundred percent (100%) of the limited liability company membership interests in each “Mezzanine Subsidiary” entity set forth on Exhibit A. Each Mezzanine Subsidiary owns one hundred percent (100%) of the limited liability company membership interests in the “Property Owning Subsidiary” entity set forth opposite such Mezzanine Subsidiary's name on Exhibit A, except that Holdings directly owns one hundred percent (100%) of the limited liability company membership interests in the Property Owning Subsidiaries TPG-Park 22 LLC, TPG-Westech 360 LLC and TPG-Great Hills Plaza LLC, respectively. Each of Holdings, each Mezzanine Subsidiary and each Property Owning Subsidiary shall be collectively referred to herein as the “Subsidiaries”;
WHEREAS, each Property Owning Subsidiary owns or ground leases the tracts of land in Austin, Texas and all improvements thereon set forth opposite its name on Exhibit A (each property , “Property” and collectively, the “Properties”);

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WHEREAS, prior to the date hereof the Property Owning Subsidiaries TPG-Stonebridge Plaza II LLC and TPG-Research Park Plaza I & II LLC sold their properties (known as Stonebridge Plaza II and Research Park Plaza I & II) and Holdings has distributed the membership interests in the Mezzanine Subsidiaries that own such Property Owning Subsidiaries to TPG-Stonebridge Plaza II REIT LLC and TPG-Research Park Plaza I & II REIT LLC, respectively, in liquidation of their interests in Holdings prior to the date hereof; and
WHEREAS, the parties desire that on the Closing Date, (i) Madison contribute the Madison Contribution Value (as defined below) to the Company in exchange for a 33.33% limited liability company membership interest in the Company, (ii) TPG and Madison enter into and execute the Amended and Restated Limited Liability Company Agreement of the Company attached hereto as Exhibit B, which shall supersede and replace the Original Company Agreement in its entirety (the “Company Agreement”) and (iii) the Company will distribute the Madison Contribution Value to TPG.
NOW, THEREFORE, incorporating the foregoing Recitals (which shall be additional representations by TPG of the facts referred to therein) and definitions, and in exchange for ten dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:
1.    DEFINITIONS. For purposes of this Agreement, the following is a list of defined terms used in this Agreement:

Term	Section

Acquisition	Recitals
Affiliated	Section 7(p)
Agreement	Preamble
Air Lease	Section 7(q)
Air Lease Documents	Section 7(q)
Anti- Money Laundering Laws	Section 7(pp)
Asbestos	Section 7(nn)
Balance Sheet	Section 7(l)
Broker	Section 7(k)
Brokerage Agreements	Section 7(cc)
Business Day	Section 18(m)
CalSTRS	Recitals
Closing	Section 4
Closing Date	Section 4
Company	Preamble
Company Agreement	Recitals
Contracts	Section 7(x)
Encumbrances	Section 7(e)
Environmental Condition	Section 7(ll)
Environmental Laws	Section 7(nn)
Financial Institution	Section 7(oo)
Financial Statements	Section 7(l)

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FIRPTA	Section 17(a)
Governmental Authority	Section 7(gg)
Ground Lease	Section 7(q)
Ground Lease Documents	Section 7(q)
Hazardous Materials	Section 7(nn)
Holdings	Recitals
Leases	Section 7(u)
Legal Requirements	Section 7(gg)
Litigation	Section 18(f)
Madison	Preamble
Madison Contribution Value	Section 2
Madison Group Party	Section 8(g)
Madison Membership Interests	Section 2
Madison's Representatives	Section 6(a)
Management Agreement	Section 7(p)
Material Adverse Change	Section 7
Mezzanine Subsidiary	Recitals
Mortgage Loan Documents	Section 7(n)
OFAC	Section 7(oo)
Original Company Agreement	Recitals
Patriot Act	Section 7(pp)
PCBs	Section 7(nn)
Permits and Licenses	Section 7(ii)
Person	Section 7(oo)
Personalty	Section 7(dd)
Property	Recitals
Property Owning Subsidiary	Recitals
PSA	Recitals
Rent Roll	Section 7(u)
Restoration Cost Dispute Notice	Section 14(b)
Significant Tenant	Section 14(a)(i)
Subsidiaries	Recitals
Syndication	Section 7(l)
Taking	Section 15
Tax	Section 7(s)
Tax Return	Section 7(s)
Tenant Arrearage Schedule	Section 7(y)
Termination Date	Section 12(c)(i)
Title Policy	Section 7(f)
TPG	Preamble
TPG's Knowledge	Section 7
TPG Austin Group	Section 7(a)
TPG Group Party	Section 7(oo)
TPG Party	Section 6(c)
TPGI	Section 7(i)
Transactions	Section 16

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Transfer Taxes	Section 16
U.S. Person	Section 7(oo)
Venture	Recitals
2.    CONTRIBUTION. Subject to the terms and conditions of this Agreement, on the Closing Date, (i) Madison shall contribute to the Company an amount in cash equal to Thirty Four Million Nine Hundred Fifty-Nine Thousand Twenty-Four and 45/100 Dollars ($34,959,024.45), which amount shall increase at a rate of nine percent (9%) per annum from the date hereof through the Closing Date (collectively, the “Madison Contribution Value”), provided that in the event the Closing occurs prior to the date that the Final Closing Statement (as defined in the PSA) has been prepared, the Madison Contribution Value shall be adjusted to equal one third (1/3) of the Company's share of the adjusted Purchase Price at such later date, in exchange for a 33.33% limited liability company membership interest in the Company (the “Madison Membership Interests”), which Madison Membership Interests shall be issued free and clear of all liens and Encumbrances, (ii) TPG and Madison shall enter into the Company Agreement and (iii) the Company shall distribute the Madison Contribution Value to TPG.

3.	DELIVERIES TO BE MADE ON THE CLOSING DATE; CLOSING CONDITIONS.
a)    TPG’s Documents and Deliveries: On or prior to the Closing, TPG shall deliver or cause to be delivered to Madison, as applicable, the following:
(i)    The Company Agreement, duly executed by TPG;

(ii)	Any Notices required to be provided to lenders as a result of the transactions contemplated by this Agreement;

(iii)	A duly executed certification as to TPG’s non-foreign status as prescribed in Section 17, in the form of Exhibit C;

(iv)	A duly executed certification as to the Company’s non-foreign status as prescribed in Section 17, in the form of Exhibit C;

(v)	A Certificate, delivered by an authorized officer of TPG, certifying that the conditions set forth in Sections 3(d)(i) and 3(d)(ii) are true and correct as of the Closing;

(vi)	A duly executed and certified (by an authorized officer of TPG) updated rent roll and a tenant arrearage schedule; and

(vii)	Any other items reasonably required in order to effect the transactions contemplated hereby.
b)    Madison’s Documents and Deliveries: On or prior to the Closing, Madison shall deliver or cause to be delivered to the Company or TPG as applicable, the following:

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(i)    The Company Agreement, duly executed by Madison;
(ii)    The Madison Contribution Value; and

(iii)	A Certificate, delivered by an authorized officer of Madison, certifying that the conditions set forth in Sections 3(c)(i) and (ii) are true and correct as of the Closing.
c)    Conditions to Obligations of TPG. The obligation of TPG to effect the Closing shall be subject to the fulfillment or written waiver by TPG at or prior to the Closing Date of the following conditions:

(i)
Representations and Warranties. The representations and warranties of Madison contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as though made at and as of the Closing; and

(ii)
Performance of Obligations. Madison shall have executed and delivered (or cause to be delivered) all documents required to be executed and delivered by Madison hereunder on the Closing Date, including without limitation, the Company Agreement, and Madison shall have performed all other obligations and covenants required to be performed by it under this Agreement on or prior to the Closing Date.

d)    Conditions to Obligations of Madison. The obligation of Madison to effect the Closing shall be subject to the fulfillment or written waiver by Madison at or prior to the Closing Date of the following conditions:

(i)
Representations and Warranties. The representations and warranties of TPG contained in this Agreement shall be true and correct as of the date hereof and as of the Closing, as though made at and as of the Closing;

(ii)
Performance of Obligations. TPG shall have executed and delivered all documents required to be executed and delivered by TPG, as applicable, hereunder on the Closing Date, and TPG shall have performed all other obligations and covenants required to be performed by it under this Agreement on or prior to the Closing Date;

(iii)	Company’s Obligations. The Company shall have performed all obligations and covenants required to be performed by it under this Agreement on or prior to the Closing Date;

(iv)	No Default. The execution, delivery and performance of this Agreement and the transactions contemplated thereby do not result

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in any default under any existing financing secured by the Properties; and

(v)
Access. TPG shall have provided Madison with access to all books and records in TPG’s possession or control relating to the operation of the Properties and maintained by TPG, any property manager or other entity, including all tenant files.

(vi)	Venture Agreement. The Operating Agreement of the Venture, attached hereto as Exhibit D, shall be true and correct as of the Closing and shall not have been modified or amended since the date hereof.
4.        CLOSING DATE. Subject to Sections 2 and 3, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur fifteen days (15) days following the date hereof, at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP or at another location mutually agreed by TPG and Madison. The date on which the Closing occurs is herein referred to as the “Closing Date”.
5.        STATUS OF TITLE.
Subject to the terms and provisions of this Agreement and the Company Agreement, the Madison Membership Interests shall be issued by the Company to Madison free and clear of all Encumbrances, and Madison shall accept the same.
6.     INTENTIONALLY OMITTED.
7.    REPRESENTATIONS OF TPG. TPG hereby represents and warrants to Madison that the following statements are true, complete and accurate in all material respects as of the date hereof (except where noted otherwise), and will be so as of the Closing:
a)    Each of TPG, the Company, the Venture and each of the Subsidiaries (the “TPG Austin Group”) is duly organized, validly existing and in good standing in the legal jurisdiction of its organization, and has all requisite power and authority to conduct its business as now conducted and as proposed to be conducted and to perform all of its obligations under the contracts to which it is a party. Each member of the TPG Austin Group is not currently insolvent, is not subject to any judicial receivership or liquidation proceedings, is not in bankruptcy, or has not had any such or similar proceedings been commenced with respect to it.
b)    Each of TPG and the Company have all requisite legal right, capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. TPG and the Company have taken all action required to authorize, execute, deliver and perform all of their obligations contained in this Agreement and any other agreement executed in connection herewith. No authorization, consent of or notice to any other Person (including, without limitation, any member, partner or creditor of any member of the TPG Austin Group) that has not been obtained, is required in connection with TPG’s or the Company’s execution, delivery, performance, validity or enforceability of this Agreement.

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c)    This Agreement, when executed and delivered by TPG and the Company, will constitute a valid and binding obligation of TPG and the Company, enforceable against TPG and the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability affecting the enforcement rights and remedies of creditors and subject to the availability of the remedy of specific performance or injunctive relief or other equitable remedies being subject to the discretion of the court before which any proceeding therefor may be brought.
d)    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by TPG and the Company does not and will not (1) conflict with or result in any breach of the terms, conditions, or provisions of, (2) constitute a default under or (3) result in a violation of the terms of (i) any of the organizational documents of any member of the TPG Austin Group, (ii) any material agreement or instrument to which any member of the TPG Austin Group is bound or (iii) any judgment, order or decree to which any member of the TPG Austin Group is subject.
e)    Attached as Schedule I is a structure chart as of the date hereof and immediately prior to the Closing showing the organizational structure of the Company, the Venture and each Subsidiary, any other equity investment held by any of them and the Properties. Such structure chart is true, correct and complete in all respects as of the date hereof, and as of Closing, as applicable. Except as set forth thereon, (i) no Person has any ownership interest in Company, the Venture, each Subsidiary or the Properties and (ii) the Company does not own any direct or indirect interests in any Person. TPG is the owner of one hundred percent (100%) of the limited liability company membership interests in the Company, free and clear of any and all Encumbrances (including pledges of, or other security interest in, any proceeds or distributions) and the limited liability company membership interests being issued to Madison at Closing shall be duly authorized and issued free and clear of all Encumbrances. The term “Encumbrances” shall mean any security interest, mortgage, lien, pledge, claim, charge, easement or other similar encumbrance.
f)    Madison has been provided with copies of all title policies insuring the Property Owning Subsidiaries as owners of the Properties (the “Title Policy”). The Title Policy is in effect as of the date hereof and to TPG’s Knowledge, there are no material encumbrances on the title to any of the Properties that is not reflected on the Title Policy other than mechanics liens incurred in the ordinary course of making renovations or tenant improvements and for which the Venture will have adequate funds to release.
g)    Except for the matters set forth on Schedule II, there are no material judgments, orders or decrees of any kind against the Company, the Venture or any Subsidiary that are unpaid or unsatisfied of record, nor any material actions, suits, litigation, hearing or other legal or administrative proceedings, as to which the Company, the Venture or any Subsidiary has received written notice, pending or, to TPG’s Knowledge, contemplated or threatened against the Company, the Venture or any Subsidiary.
h)    No member of the TPG Austin Group has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors that remains pending, (iii) suffered the appointment of a

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receiver to take possession of all, or substantially all, of its assets that remains pending, (iv) suffered the attachment or other judicial seizure of all of its assets that remains pending or (v) admitted in writing in a legal action its inability to pay its debts as they come due.
i)    As of the Closing, there are no rights, options, convertible or exchangeable instruments or interests or commitments, agreements, arrangements or undertakings of any kind to which the Company, the Venture or any Subsidiary is a party or by which any of them is bound (other than this Agreement) obligating the Company, the Venture or any Subsidiary to contribute, assign, transfer or deliver the ownership interests the Company, the Venture, any Subsidiary or the Properties, except in favor of the lender, as provided by the Mortgage Loan.
j)    TPG has delivered or made available to Madison on or prior to the date hereof, true, correct and complete copies of the organizational documents (including the operating agreements) for each member of the TPG Austin Group, which have not been modified or amended since its delivery to Madison.
k)    No member of the TPG Austin Group has dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each a “Broker”) in connection with this Agreement or the transactions contemplated hereby.
l)    (i)    On or prior to the date hereof, TPG has made available to Madison true, correct and complete copies of the financial statements of TPG-Austin Portfolio Syndication Partners JV, LP (“Syndication”), which is the existing partnership which indirectly owns all of the equity interests in the Properties (collectively, the “Financial Statements”) and a list of such Financial Statements is set forth on Schedule III. Each of the Financial Statements has been prepared in accordance with GAAP, consistently applied and fairly presents in all material respects the consolidated financial position, results of operations and cash flows of the Subsidiaries as of the dates and for the periods indicated therein, (ii) all books, records and accounts of the Subsidiaries are accurate and complete and are maintained in all material respects in accordance with good business practices and fairly present in all material respects the financial position of the Subsidiaries, (iii) except for the Mortgage Loan, as of the Closing none of the Company, the Venture or any Subsidiary will have any indebtedness for borrowed money or any liabilities (whether absolute, accrued, fixed or contingent) other than liabilities (x) specifically reflected on and fully reserved against in the Balance Sheet, (y) incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet or (z) as set forth on Schedule IV.
m)    From the date of the formation of the Company, the Venture and each Subsidiary, as applicable, each of the Company, the Venture and each Subsidiary (A) is and always has been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdiction where it is required to be qualified to do business; (B) has no judgments or liens (other than in connection with the Mortgage Loan or incurred in the ordinary course of performing capital improvements or tenant improvements to the Properties) of any nature against it except for tax liens not yet due; (C) is, and has always been, in compliance with all laws, regulations, and orders applicable to it and has received all permits necessary for it to operate; (D) is not, and has never been, involved in any dispute with any taxing authority with

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regard to Taxes; (E) has paid all taxes which it owes and which are due and payable; (F) has never, directly or indirectly, owned any real property other than the Properties and has never engaged in any business other than the direct or indirect ownership and operation of the Properties and (G) has no contingent or actual obligations or liabilities not related to the Properties.
n)    On or prior to the date hereof, TPG has caused to be delivered or made available to Madison, true, complete and correct copies of all material documents, instruments and agreements (collectively, the “Mortgage Loan Documents”) evidencing and/or securing the existing mortgage loans secured by the Properties (collectively, the “Mortgage Loan”).
o)    Except for the Mortgage Loan, none of the Company, the Venture or any Subsidiary has incurred, assumed or refinanced any indebtedness for borrowed money.
p)    There are no agreements or other arrangements for the furnishing to the Company, the Venture or any Subsidiary of goods or services by any Person that (i) controls, is controlled by, or is under common control with, TPG or (ii) through one or more intermediaries owns more than 10% of, or 10% which is owned by, TPG (an “Affiliate”), except for the Property Management and Leasing Agreements by and between each Property Owning Subsidiary and TPG or its affiliate (collectively, the “Management Agreement”), true, complete and correct copies of which TPG has caused to be delivered or made available to Madison on or prior to the date hereof.
q)    TPG has caused to be delivered or made available to Madison on or prior to the date hereof true, complete and correct copies of all documents and agreements (collectively, the “Air Lease Documents”) comprising the air lease (the “Air Lease”) at the Properties and all documents and agreements (collectively, the “Ground Lease Documents”) comprising the ground leases at the Properties known as Frost Bank Tower and One American Center (each, a “Ground Lease” and collectively, the “Ground Leases”). The Ground Leases and the Air Lease are in full force and effect. No member of the TPG Austin Group has given or received any written notice(s) of default under the Ground Leases or the Air Lease. There exists no material default by the Subsidiaries or to TPG’s Knowledge by the landlord under the Ground Leases or the Air Lease, although no payments have been made on the Air Lease due to the landlord thereunder failing to accept payment of rent.
r)    None of the transactions contemplated by this Agreement are prohibited by or require consent under the Mortgage Loan Documents, the Ground Lease Documents or the Air Lease Documents.
s)    All Tax Returns required to be filed by or with respect to the Company, the Venture and each Subsidiary on or prior to the Closing Date have been or will be timely filed on or prior to the Closing Date. All such Tax Returns are complete and correct in all material respects. All Taxes that are due and payable by the Company, the Venture and each Subsidiary on or prior to the Closing Date (whether or not showing on any Tax Returns) have been or will be timely paid on or prior to the Closing Date. There are no claims, audits or investigations by any governmental authority pending or, to TPG’s Knowledge, threatened against or with respect to the Company, the Venture and each Subsidiary with respect to any material Taxes, and no

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governmental authority has given written notice of any intention to assert any deficiency or claim for additional Taxes with respect to the Company, the Venture and each Subsidiary. There are no property or occupancy tax assessment proceedings pending with respect to the Properties. The Company, the Venture and each Subsidiary have withheld and paid over to the appropriate governmental authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person. There are no liens for Taxes on any assets of the Company, the Venture and each Subsidiary other than liens for Taxes that are not yet due and payable. At all times since its formation each Subsidiary has been treated as a partnership or disregarded entity for all Tax purposes. For the purposes of this Agreement, the term “Tax” or “Taxes” means (except for any transfer and gains and real and personal property taxes) any and all federal, state, local and foreign taxes, levies, fees, imposts, duties, and similar governmental charges, including, without limitation, (x) taxes based upon or measured by gross receipts, income, or profits, and (y) sales and use, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, goods and services, capital stock, license, branch, social security (or similar), unemployment, compensation, utility, severance, production, stamp, occupation, premium, windfall profits and customs duties together with all interest, fines, assessments, penalties and additions imposed with respect to such amounts; and the term “Tax Return” means returns, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and any amendment thereto) filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any legal requirements relating to any Taxes.
t)    To the extent applicable, on or prior to the date hereof, TPG has delivered or made available to Madison complete and accurate copies of all federal, state and local income tax returns filed by Syndication and each Subsidiary (excluding disregarded entities) for the 2009, 2010 and 2011 taxable years of Syndication and each Subsidiary and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Syndication and each Subsidiary since December 31, 2008.
u)    All of the tenants under the leases, licenses and other occupancy agreements demising space at the Properties, together with all amendments and modifications thereof and supplements relating thereto (collectively, “Leases”; the term Leases shall not include subleases, licenses and occupancy agreements entered into by tenants under the Leases or the Ground Leases) are listed on the rent rolls for each Property that have been made available to Madison, updated as of the date hereof and attached as Schedule V (the “Rent Rolls”). To TPG’s Knowledge, all tenants are in possession of the premises leased by them unless otherwise noted on the Rent Rolls and except as disclosed to Madison in writing. To TPG’s Knowledge, each of the Leases is valid and enforceable in accordance with its terms and is in full force and effect and on or prior to the date hereof TPG has made available to Madison true, correct, and complete copies of all Leases (including, without limitation, any and all modifications, extensions, amendments and supplements thereto) set forth on the Rent Roll.
v)    Except as set forth on the Rent Roll or Schedule VI, as applicable, (1) to TPG’s Knowledge no default on the part of any tenant under any of the Leases has occurred and is continuing and no event has occurred and is continuing which, with the giving of notice or passage of time, or both, would constitute an event of default by any tenant or conditional limitation under a Lease, (2) no default on the part of the landlord under any of the Leases has

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occurred and is continuing and to TPG’s Knowledge no event has occurred and is continuing which, with the giving of notice or passage of time, or both, would constitute an event of default by the landlord or conditional limitation under a Lease, (3) no written notice of a default on the part of any tenant under any of the Leases has been sent by any member of the TPG Austin Group (including, without limitation, a default notice describing an event which, with the passage of time, would constitute an event of default or conditional limitation under a Lease), other than a default notice setting forth a default which, as of the date hereof, has been cured, (4) no written notice of a default on the part of the landlord under any of the Leases has been received by any member of the TPG Austin Group (including, without limitation, a default notice describing an event which, with the passage of time, would constitute an event of default or conditional limitation under a Lease), other than a default notice setting forth a default which, as of the date hereof, has been cured, (5) except as disclosed in the Tenant Arrearage Schedule, no rent (or additional rent or other charges, after being billed therefor), payable under any Lease is more than thirty (30) days in arrears of the date that the same is required to be paid under the terms of such Lease, (6) to TPG’s Knowledge, the Schedule of Outstanding Lease Obligations, attached as Schedule VII, is materially true and correct as of June 30, 2012, (7) no tenant has claimed or asserted, or has the right to, any defenses, counterclaims, set-offs, offsets or abatements of or against the rent or any other charges payable under its Lease except as set forth in such Lease, (8) none of the Company, the Venture or any Subsidiary has received any notice (whether written or oral) from any tenant under any Lease terminating its Lease or to TPG’s Knowledge and except as disclosed in writing to Madison, advising the Company, the Venture or any Subsidiary of such tenant’s intention to vacate its premises at the end of its current term or otherwise, and, to TPG’s Knowledge, no tenant intends to deliver any such notice, (9) none of the Company, the Venture or any Subsidiary has delivered, and does not intend to deliver, to any tenant under a Lease a notice terminating such tenant’s Lease and (10) all of the renewal, extension and expansion options and rights of first offer or first refusal to lease additional space, and any tenant improvement work required to be performed or tenant improvement allowances required to be paid by the landlord with respect to any of such options are as set forth in the relevant Leases, and except as provided for in the Leases or as disclosed in writing to Madison there are no brokerage fees that will become due or payable in connection with any such renewal, extension, expansion or rights of first offer or first refusal.
w)    The rents and additional rents shown on the Rent Roll are actually being paid except as disclosed in the Tenant Arrearage Schedule that has been made available to Madison, and no tenant has borrowed money from any member of the TPG Austin Group to pay rent. (1) No tenant has paid any material rent for more than one (1) month in advance, (2) except as set forth in the Leases, no tenant claims or is entitled to “free” rent, rent concessions, tenant allowances, rebates, rent abatements, set-offs or offsets against rent, (3) no tenant contests the pro-rata shares of tax or maintenance increases shown such Rent Roll or their obligations to pay any common area charges or cost-of-living increases as required by their Leases, except for one or more tenants that has or may contest the payment of the Texas Margin Tax as part of the real estate taxes on the Properties, (4) the Properties are not subject to any statute or other Legal Requirement (as hereinafter defined) of any kind which limits the right to increase rents, requires the renewal of any Lease, or leases or grants a right to purchase to any tenant, (5) there are no lease “buy out” or “takeover” agreements or assumed lease liabilities in connection with the Leases except as contained therein or as otherwise disclosed to Madison and (6) no tenant has

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any right of first refusal to purchase, option to purchase or other preferential right to purchase the Properties or any portion thereof or any interest therein.
x)    Except as set forth on Schedule VIII, all of the material service contracts, maintenance contracts, union contracts, management contracts, concession agreements, agency agreements, contracts for the purchase or leasing of goods or services or any other contracts or agreements by which the Company, the Venture and each Subsidiary is bound and which affect the Properties, together with all modifications and amendments thereof and supplements relating thereto (collectively, “Contracts”) have been made available to Madison. Except as set forth on Schedule VIII, (1) each of the Contracts is in full force and effect in accordance with its terms, (2) to TPG’s Knowledge, no material default on the part of the other party to any of the Contracts has occurred and is continuing, and to TPG’s Knowledge no event has occurred and is continuing which, with the giving of notice or passage of time, or both, would constitute an event of default by the other party under a Contract and (3) no material default on the part of any member of the TPG Austin Group has occurred and is continuing and to TPG’s Knowledge no event has occurred and is continuing which, with the giving of notice or passage of time, or both, would constitute an event of default by the owner under a Contract.
y)    Schedule IX is a tenant arrearage schedule (the “Tenant Arrearage Schedule”), which Tenant Arrearage Schedule, is true, correct and complete in all material respects as of the date set forth thereon to TPG’s Knowledge. The Tenant Arrearage Schedule will be updated at Closing.
z)    Except for the matters set forth on Schedule X, there is no material action, suit, litigation, hearing or administrative proceeding pending against or, to TPG’s Knowledge, threatened with respect to the Properties.
aa)    There are no condemnation or eminent domain proceedings pending against or, to TPG’s Knowledge, threatened with respect to any member of the TPG Austin Group or the Properties.
bb)    Schedule XI is a true, correct and complete list of all employees presently employed by the Subsidiaries or the Subsidiaries’ property manager at the Properties and their union affiliation, if any. The payment of all wages, employment compensation insurance, health insurance, welfare and other fringe benefits, payroll taxes and other compensation with respect to such employees is current.
cc)    Schedule XII sets forth a true, correct and complete list of all brokerage agreements entered into by, or binding upon, the Company, the Venture and each Subsidiary in connection with Leases in effect on the date hereof (the “Brokerage Agreements”). On or prior to the date hereof, TPG has made available to Madison true, correct and complete copies of each of the Brokerage Agreements.
dd)    All fixtures, furnishings, furniture, equipment, machinery, inventory, appliances and other personal property owned by any member of the TPG Austin Group located at the Properties (collectively, the “Personalty”) are owned by such Person (other than trade

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fixtures belonging to tenants), free and clear of any Encumbrances other than the Mortgage Loan.
ee)    No member of the TPG Austin Group has granted to any Person any option or other right to purchase, lease or occupy (except as expressly set forth in the Leases) the Properties (or interest therein) or any portion of the Properties (or interest therein) and no Person has any option or other right to purchase the Properties (or interest therein) any portion of the Properties (or interest therein).
ff)    No member of the TPG Austin Group is a “foreign person” within the meaning of the Internal Revenue Code and Income Tax Regulations.
gg)    To TPG’s Knowledge, the Properties and the present use and condition of the Properties do not violate in any material respect any applicable deed restrictions or other covenants, restrictions or agreements, site plan approvals, zoning or subdivision regulations, urban redevelopment plans, the laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions or requirements of any Governmental Authority governing or regulating the use and operation, or otherwise applicable to, the Properties, as modified by any duly issued variances disclosed to Madison in writing before the execution of this Agreement (collectively, the “Legal Requirements“); TPG notes that there is an existing Austin city ordinance violation with respect to a detention pond at Great Hill Plaza (more detailed information regarding this matter has been made available to Madison). No member of the TPG Austin Group has entered into any agreements with any Governmental Authority in connection with compliance with Legal Requirements. The term “Governmental Authority” shall mean any government or any agency, court, tribunal, commission, board bureau, department, political subdivision or other instrumentality of any government (including any regulatory, administrative or rating agency), whether federal, state, multinational, provincial, municipal, domestic or foreign having jurisdiction over Madison, any member of the TPG Austin Group and/or the Properties, as applicable.
hh)    Attached hereto as Schedule XIII is a true, correct and complete list of all pending Tax Certiorari Proceedings filed or caused to be filed by the Company, the Venture and each Subsidiary with respect to the Properties and the name of the representing attorney in connection therewith and the status of each such proceeding.
ii)    On or prior to the date hereof, TPG has delivered or made available to Madison true and complete copies of all transferable licenses, approvals, certificates, permits, consents, authorizations and variances, if any, relating to the Property (the “Permits and Licenses”). No member of the TPG Austin Group has received written notice that any of the Permits and Licenses are not in full force and effect and, to TPG’s Knowledge, the Permits and Licenses are in full force and effect.
jj)    All of the documents and other due diligence information provided by TPG to Madison or made available for its review of the Company and the Properties constitutes all of the material documents relating to the Company or the Properties and the operation thereof

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which are in the possession of or under the control of any member of the TPG Austin Group; and copies of such materials furnished to Madison are true, correct and complete.
kk)    To TPG’s Knowledge, since December 31, 2011 no event has occurred that could reasonably be deemed to constitute a Material Adverse Change, nor has there been a Material Adverse Change with respect to the Company or the Properties from the date hereof through the date of Closing. No representation or warranty made by TPG in this Agreement, in any Exhibit or Schedule attached hereto, or in any letter or certificate furnished to Madison pursuant to the terms hereof, each of which is incorporated herein by reference and made a part hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.
ll)    TPG and the Company have provided to Madison copies of all engineering and environmental reports relating to the Properties, to the extent the same are in the possession or under the control of any member of the TPG Austin Group. To TPG’s Knowledge, there is no Environmental Condition (as hereinafter defined) at or on, beneath or above the Properties (or any parcel in proximity thereto) or in any water on or under the Properties, including without limitation, the presence, use, generation, production, release, storage or disposal on, above or beneath the Properties of any Hazardous Materials (as hereinafter defined), or any migration of any Hazardous Materials onto the Properties other than the use and storage of cleaning and other substances commonly used in the maintenance and operation of real property similar to the Properties in Austin, Texas, provided the same are used in compliance with all applicable Legal Requirements. No member of the TPG Austin Group has received written notice from any Governmental Authority and has no knowledge that the use and operation of the Properties is in violation of any laws or regulations relating to Hazardous Materials. No member of the TPG Austin Group has received any written notice and has no knowledge of any pending or threatened requests for information or inquiries from any Governmental Authority or any investigations, action, suits, claims or proceeding relating to the existence, generation, release, production, disposal, treatment, emission, migration, transportation or storage of any Hazardous Materials in or on the Properties. The term “Environmental Condition” shall mean any condition of the Properties that constitutes a violation of any Environmental Laws applicable to the Properties, any member of the TPG Austin Group or requires reporting or monitoring or registration under such Environmental Laws that now, heretofore or hereafter may exist at, on, under or above the Properties or may now or hereafter give rise to a claim for damages, injunctive relief or reimbursement for remediation expenses or any other relief by any third party, including, without limitation, any Governmental Authority, including without limitation the presence of Hazardous Materials. “Hazardous Materials” means (a) those substances included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” and “toxic pollutants,” as such terms are defined under the Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and/or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable (collectively, “Asbestos”), (e) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (f) radon, (g) any other hazardous or radioactive substance, material, pollutant, contaminant or waste and (h) any other substance with respect to which any Environmental Law or

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Governmental Authority requires environmental investigation, monitoring or remediation. The term “Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).
mm)    The Properties are not “plan assets” as defined in Title I of ERISA (as hereinafter defined).
nn)    Schedule XIV attached hereto accurately sets forth all insurance certificates currently effective with respect to the Properties. Madison has been given access to all insurance certificates set forth on Schedule XIV.
oo)    No member of the Company, the Venture, any Subsidiary nor any Person who owns a direct or indirect interest in the Company, the Venture, any Subsidiary (excluding any shareholders of Thomas Properties Group, Inc.) (collectively, a “TPG Group Party”) is now nor shall it be at any time prior to or at the Closing an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC Specially Designated Nationals and Blocked Persons (“Specially Designated Nationals and Blocked Persons”) or otherwise). No member of the TPG Austin Group nor any TPG Group Party is now nor shall be at any time prior to or at the Closing a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons or otherwise).
pp)    No member of the Company, the Venture or any Subsidiary nor any TPG Group Party, nor any Person providing funds to the Company, the Venture or any Subsidiary: (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (as hereinafter defined); (ii) has been assessed civil or criminal

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penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. The term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that: (w) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (x) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (y) require identification and documentation of the parties with whom a Financial Institution conducts business or (z) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.
qq)    Each member of the TPG Austin Group is in compliance with all applicable provisions of the Patriot Act.
rr)    To TPG’s Knowledge, each Property is being operated in a manner such that the income and assets of the Company and each Property Owning Subsidiary will meet the requirements of Sections 856(c)(2), (c)(3) and (c)(4) of the Code (as if the Company and each Property Owning Subsidiary were a REIT).
ss)    The Company has not made any distributions prior to the date of this Agreement.
tt)    The execution, delivery and performance of this Agreement and the transactions contemplated thereby are not characterized as an assumption pursuant to the Mortgage Loan Documents.
Any and all uses of the phrase, “TPG’s Knowledge”, or other references to TPG’s or the Company’s knowledge in this Agreement, shall mean the actual, present, conscious knowledge of John Sischo, Paul Rutter, Diana Laing and Shadi Alem, as to a fact at the time given without any investigation or inquiry.
The representations and warranties contained in this Section 7 shall survive the Closing for one (1) year, plus the duration of the resolution, Litigation or settlement process of any claim asserted in writing prior to the end of such period; provided that the representations and warranties contained in Sections 7(a)-(e) and (l) shall survive the Closing indefinitely.
The term “Material Adverse Change” means any event, circumstance, change or effect that, individually or in the aggregate with any other event, circumstance, change or effect, materially interferes with the use of, or materially adversely affects the value or operations of, the Properties as each is currently operated, taken as a whole, or the Company or its prospects, but excluding any such event, circumstance, change or effect resulting from (i) general changes in the economy or financial markets of the United States or any other region outside of the United

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States (including without limitation changes in interest or exchange rates), except to the extent that such changes have a materially disproportionate adverse effect on the Properties relative to other similarly situated properties or participants in the office real estate properties business, (ii) changes in general (national, regional or local) economic, legal, regulatory or political conditions or changes in the real estate industry or the market for office real estate properties generally, except to the extent that such changes have a materially disproportionate adverse effect on the Properties relative to other similarly situated properties or participants in the office real estate properties business, (iii) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (iv) changes in laws or in generally accepted accounting principles in the United States, consistently applied, or (v) earthquakes, hurricanes or other natural disasters.
8.    REPRESENTATIONS OF MADISON. Madison hereby represents and warrants to TPG that the following statements are true, complete and accurate as of the date hereof, and as of the Closing:
a)    Madison is duly organized, validly existing and in good standing in the legal jurisdiction of its organization, and has all requisite power and authority to conduct its business as now conducted and as proposed to be conducted and to perform all of its obligations under the contracts to which it is a party. Madison is not currently insolvent, has not suspended payments, is not subject to any judicial receivership or liquidation proceedings, is not in bankruptcy, or does not have any such or similar proceedings been commenced with respect to it.
b)    Madison has all requisite legal right, capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Madison has taken all action required to authorize, execute, deliver and perform all of its obligations contained in this Agreement and any other agreement executed in connection herewith. No authorization, consent of or notice to any other Person (including, without limitation, any member, partner or creditor of Madison) that has not been obtained, is required in connection with Madison’s execution, delivery, performance, validity or enforceability of this Agreement.
c)    This Agreement, when executed and delivered by Madison, will constitute a valid and binding obligation of Madison, enforceable against Madison in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability affecting the enforcement rights and remedies of creditors and subject to the availability of the remedy of specific performance or injunctive relief or other equitable remedies being subject to the discretion of the court before which any proceeding therefor may be brought.
d)    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Madison does not and will not (1) conflict with or result in any breach of the terms, conditions, or provisions of, (2) constitute a default under or (3) result in a violation of the terms of (i) any of the organizational documents of Madison, (ii) any material agreement or instrument to which Madison is bound or (iii) any judgment, order or decree to which Madison is subject.

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e)    There are no material judgments, orders or decrees of any kind against Madison that are unpaid or unsatisfied of record, nor any material actions, suits, litigation, hearing or other legal or administrative proceedings as to which Madison has received written notice, pending or, to Madison’s actual knowledge, contemplated or threatened against Madison.
f)    Madison has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors that remains pending, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets that remains pending, (iv) suffered the attachment or other judicial seizure of all of its assets that remains pending or (v) admitted in writing in a legal action its inability to pay its debts as they come due.
g)    Neither Madison nor any Person who owns an interest in Madison is now nor shall it be at any time prior to or at the Closing, a Person with whom a U.S Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with Specially Designated Nationals and Blocked Persons or otherwise. Neither Madison nor any Person who owns an interest in Madison (collectively, a “Madison Group Party”) is now nor shall be at any time prior to or at the Closing a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons or otherwise).
h)    Neither Madison nor any Person providing funds to Madison: (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has not had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.
i)    Madison is in compliance with all applicable provisions of the Patriot Act.
j)    Madison has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any Broker in connection with this Agreement or the transactions contemplated hereby.
9.    INTENTIONALLY OMITTED.
10.    INDEMNITY.
a)    Without limiting any other rights Madison may have hereunder or under applicable law, TPG hereby agrees to defend, indemnify, protect and hold harmless Madison and its affiliates from and against any and all claims, losses, obligations, liabilities, costs and damages, including without limitation, attorneys’ fees, suffered or incurred by Madison as a

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result of, or arising out of any claim by any party, other than the parties hereto, relating to (i) the Acquisition, (ii) this Agreement, (iii) the PSA, (iv) any breach of TPG’s representations and warranties set forth in this Agreement, (v) TPG’s or the Company’s breach of any covenant set forth in this Agreement or (vi) any default by the Company, the Venture or any Subsidiary under any existing financing secured by the Properties as a result of the transactions contemplated herein.
b)    TPG shall on pay or cause to be paid, and shall indemnify and hold harmless the Company, each Subsidiary and Madison from and against, any Taxes imposed on the Company or any Subsidiary for or with respect to any taxable period or portion thereof ending on or prior to the Closing Date.
11.    INTERIM COVENANTS. During the period from the date hereof until Closing, TPG and the Company shall operate and manage the Properties in the ordinary course of business in a manner consistent in all material respects with past practice.
12.     TERMINATION. This Agreement may be terminated at any time prior to the Closing by:
a)    the mutual consent of TPG and Madison;
b)    any party pursuant to any other provision of this Agreement expressly providing for such termination right;
c)    Madison;
i.    if there has been a failure of any representation or warranty to be true and correct in all material respects as provided herein, or a breach of covenant or agreement of TPG or the Company, which failure, violation or breach would cause any of the conditions set forth in Sections 3(d)(i), (ii) or (iii) not to be satisfied, and such breach is not capable of being cured, or if it is capable of being cured has not been cured by the earlier of (x) sixty (60) days following the date hereof (the “Termination Date”) and (y) ten (10) Business Days after notice thereof is given by Madison, in which event TPG and the Company shall be deemed to be in default of its obligations and Section 13(b) shall apply; or
ii.    if the Closing has not occurred on or prior to the Termination Date.
d)    TPG;
i.    if there has been a failure of any representation or warranty to be true and correct in all material respects as provided herein, or a breach of covenant or agreement of Madison, which failure, violation or breach would cause any of the conditions set forth in Sections 3(c)(i) or (ii) not to be satisfied, and such breach is not capable of being cured, or if it is capable of being cured, has not been cured by the earlier of (x) the Termination Date and (y) ten (10) Business Days after notice thereof is given by TPG, in which event Madison shall be deemed to be in default of its obligations and Section 13(a) shall apply; or

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ii.    if the Closing has not occurred on or prior to the Termination Date;
e)    TPG or Madison if any permanent injunction or other order of a Governmental Authority preventing the Closing shall have become final and nonappealable; or
f)    Any termination pursuant to Section 12(a) shall be effected by a written instrument signed by Madison and TPG and any other termination pursuant to Sections 12(b), (c) or (d) shall be effected by written notice from the party so terminating to the other parties hereto, which notice shall specify the Section of this Agreement pursuant to which this Agreement is being terminated.
g)    In the event of the termination of this Agreement as provided in this Section 12, this Agreement shall be of no further force or effect; provided, however, that the liability of any party shall survive the termination of this Agreement if prior to the termination of this Agreement there has been a failure of any the representations or warranties made by such party to be true and correct in all material respects as provided herein, or a breach of such party’s covenants or agreements set forth in this Agreement.
provided; however, Madison shall not be entitled to terminate this Agreement pursuant to Section 12(c)(ii) if (i) the failure of any representations or warranties made by Madison to be true and correct as provided herein, or (ii) a breach of any covenant or agreement made by Madison contained herein, has prevented the satisfaction of a condition to Closing set forth in this Agreement. TPG shall not be entitled to terminate this Agreement pursuant to Section 12(d)(ii) if (i) the failure of any representations or warranties made by TPG to be true and correct as provided herein, or (ii) a breach or any covenant or agreement made by TPG or the Company contained herein, has prevented the satisfaction of a condition to Closing set forth in this Agreement.
13.     DEFAULT.
a)    If Madison shall default in its obligation to pay the Madison Contribution Value or default in the performance of any of its other obligations to be performed on or prior to the Closing, and fails to close the transaction hereunder on the Closing Date, and TPG is not in default hereunder and is otherwise ready, willing, and able to close, TPG shall have all remedies available at law or in equity and if TPG prevails with respect thereto, Madison shall reimburse TPG for all reasonable legal fees and disbursements, court costs and other reasonable costs for such action. Notwithstanding the foregoing, if Madison shall willfully default in its obligation to close the transaction hereunder then, in addition to its other rights and remedies, TPG shall be entitled to (and Madison shall reimburse TPG for) all actual out-of-pocket costs and expenses incurred by TPG in connection with this Agreement and all other damages for breach of this Agreement.
b)    If TPG shall default in any of its obligations to be performed on or prior to the Closing (including to close the transaction hereunder on the Closing Date), Madison shall have the right subject to the other provisions of this Section 13(b) to seek to obtain specific performance of TPG’s obligations hereunder and if Madison prevails with respect thereto, TPG shall reimburse Madison for all reasonable legal fees and disbursements, court costs and other

20

reasonable costs for such action. Notwithstanding the foregoing, if TPG shall willfully default in its obligation to close the transaction hereunder or if Madison seeks specific performance of TPG’s obligations hereunder, then, in addition to its other rights and remedies, Madison shall be entitled to (and TPG shall reimburse Madison for) all actual out-of-pocket costs and expenses incurred by Madison in connection with this Agreement and all other damages for breach of this Agreement.
14.    INTENTIONALLY OMITTED.
15.    INTENTIONALLY OMITTED.
16.    TRANSFER TAXES. TPG shall pay or cause to be paid, and shall indemnify and hold harmless the Company and Madison and its affiliates from and against, any real estate transfer taxes (including interest thereon and penalties related thereto) (“Transfer Taxes”) that are attributable to the Acquisition or the transactions described in Section 2 hereof (the “Transactions”). Any matters pertaining to the Transfer Taxes described in this Section 16, including whether to settle or contest a claim by any taxing authority with respect to such Transfer Taxes, shall be controlled by the Company. The provisions of this Section 16 shall survive the Closing.
17.    FIRPTA COMPLIANCE.
a)    The Company shall comply with the provisions of the Foreign Investment in Real Property Tax Act, Section 1445 of the Internal Revenue Code of 1986 (as amended, “FIRPTA”). The Company acknowledges that Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign Person. To inform Madison that withholding of tax is not required upon the disposition of a United States real property interest by the Company, the Company hereby represents and warrants that the Company is not a foreign Person as that term is defined in the Internal Revenue Code and Income Tax Regulations. On the Closing Date, the Company shall deliver to Madison a certification as to the Company’s non-foreign status in the form of Exhibit C, and shall comply with any temporary or final regulations promulgated with respect thereto and any relevant revenue procedures or other officially published announcements of the Internal Revenue Service of the U.S. Department of the Treasury in connection therewith.
b)    TPG shall comply with the provisions of FIRPTA. TPG acknowledges that Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign Person. To inform Madison that withholding of tax is not required upon the disposition of a United States real property interest by TPG, TPG hereby represents and warrants that TPG is not a foreign Person as that term is defined in the Internal Revenue Code and Income Tax Regulations. On the Closing Date, TPG shall deliver to Madison a certification as to TPG’s non-foreign status in the form of Exhibit C, and shall comply with any temporary or final regulations promulgated with respect thereto and any relevant revenue procedures or other officially published announcements of the Internal Revenue Service of the U.S. Department of the Treasury in connection therewith.

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18.    MISCELLANEOUS.
a)    Confidentiality and Press Releases.
i.    The existence of and the terms and conditions of this Agreement, including the identities of all parties referred to in this Agreement, shall be held by the parties in strict confidence and shall not be disclosed to anyone, other than legal counsel, agents and representatives who need to know such information in connection with the transactions contemplated herein, and other than disclosures required by applicable law or securities self-regulated organizations, disclosures of information that is public, non-confidential or non-proprietary in nature, or disclosures otherwise approved by the parties.
ii.    No member of the TPG Austin Group or Madison shall issue any press release (or other public statement) with respect to the existence of this Agreement or any of the terms of this Agreement, or any information relating to any member of the TPG Austin Group, the Properties or Madison in relation to this Agreement, without the prior written approval of the other party. Notwithstanding the foregoing, either party shall be entitled to make such disclosures of this Agreement and the transactions described herein as are required by law or by regulations, including the rules and regulations of the Securities Exchange Commission governing disclosures by publicly traded companies.
b)    Notices. All notices under this Agreement must be in writing and will be effective (i) immediately upon delivery in person, mail or by email, provided delivery is made during regular business hours or receipt is acknowledged by a Person reasonably believed by the delivering party to be employed by the recipient, and that for all emails, good and complete transmission is confirmed by the sending computer and a copy of the notice is concurrently provided pursuant to clause (iii) below and mailed by the United States Postal Service, certified mail, return receipt requested, postage prepaid with the return receipt returned to the sender marked as delivered, undeliverable or rejected; or (ii) upon the earlier of actual delivery confirmed by executed receipt by the recipient or one Business Day after deposit (in time for next-day delivery) with a commercial courier or delivery service for hand delivery on the next Business Day, provided delivery is made during regular business hours or receipt is acknowledged by a Person reasonably believed by the delivering party to be employed by the recipient. The inability to deliver because of a changed address of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party. All notices must be properly addressed and delivered to the parties at the following addresses or at such other addresses as any party may designate by written notice. Any party may, by notice given in accordance with this Section 18(b) to the other parties, designate another address or Person for receipt of notices hereunder.
If to Madison, to:

c/o Madison International Realty
410 Park Avenue, 10th Floor
New York, NY 10022

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Telephone: (646) 695-2818
Facsimile: (646) 607-9179
Attention: Brad Carroll

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Telephone: (212) 859-8142
Facsimile: (212) 859-4000
Attention: Lee Parks, Esq.

If to TPG, to:

c/o Thomas Properties Group, Inc.
515 South Flower Street, 6th Floor
Los Angeles, California 90071
Telephone: (213) 233-9753
Facsimile: (213) 633-4760
Attention: Paul S. Rutter and John Sischo

with a copy to:

Gilchrist & Rutter PC
1299 Ocean Avenue, Suite 900
Santa Monica, California 90401
Telephone: (310) 393-4000
Facsimile: (310) 394-4700
Attention: Jonathan S. Gross

If to the Company, to:

c/o Thomas Properties Group, Inc.
515 South Flower Street, 6th Floor
Los Angeles, California 90071
Telephone: (213) 233-9753
Facsimile: (213) 633-4760
Attention: Paul S. Rutter and John Sischo

with a copy to:

Gilchrist & Rutter PC
1299 Ocean Avenue, Suite 900
Santa Monica, California 90401
Telephone: (310) 393-4000

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Facsimile: (310) 394-4700
Attention: Jonathan S. Gross

c)    Entire Agreement. This document and the documents referred to herein represent the final, entire and complete agreement between the parties with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements, communications or representations, whether oral or written, express or implied. The parties acknowledge and agree that they may not and are not relying on any representation, promise, inducement, or other statement, whether oral or written and by whomever made, that is not contained expressly in this Agreement. The parties agree that in any disputes involving this Agreement parol evidence will only be admissible if the judge or arbitrator hearing the dispute first determines that the applicable provisions of this Agreement are ambiguous on their face without the introduction of any parol evidence.
d)    Modifications. This Agreement may be modified or amended only by a written instrument signed by an authorized officer or Person of each party. Any oral modifications or amendments are unenforceable.
e)    Enforceability. If any term, covenant or condition of this Agreement or its application to any Person or circumstances shall be held to be illegal, invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to other Persons or circumstances shall not be affected, and each term hereof shall be legal, valid and enforceable to the fullest extent permitted by law, unless an essential purpose of this Agreement would be defeated by the loss of the illegal, unenforceable, or invalid provision and a suitable replacement provision cannot be agreed upon by the parties. In the event of such partial invalidity, the parties shall seek in good faith to agree on replacing any such legally invalid provisions with valid provisions which, in effect, will, from an economic viewpoint, most nearly and fairly approach the effect of the invalid provision and the intent of the parties in entering into this Agreement.
f)    Governing Law; Jurisdiction. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of New York, without reference to the rules regarding conflict or choice of laws of such State. In the event of any Litigation relating to, arising out of, or in connection with this Agreement, such Litigation shall be subject to the exclusive jurisdiction of the Courts of the State of New York in New York County and the United States District Court for the Southern District of New York and no others. The parties hereby consent to the jurisdiction of the above-designated courts and to the service of process by registered mail, return receipt requested, or by any other manner provided by the laws of the State of New York. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or of the United States of America in each case located in New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. The term “Litigation” shall mean any action, suit, proceeding or hearing by or before a Governmental Authority.

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g)    Binding Effect; No Assignment; No Third-Party Beneficiaries. This Agreement shall be binding on and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns. Neither this Agreement, nor any right hereunder, may be assigned by TPG, the Company or Madison without the written consent of the other parties. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and their permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
h)    Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and is intended to be binding when all parties have delivered their signatures to the other parties. Signatures may be delivered by facsimile transmission or in PDF format via email, which facsimile and PDF signatures shall be deemed and treated as original and binding signatures for all purposes. If signed copies of the Agreement are delivered via facsimile or email, original signed copies shall also be delivered to all parties via overnight courier for next day delivery, but the Agreement shall in all cases be deemed signed and binding upon delivery of the facsimile or PDF signatures. All counterparts shall be deemed an original of this Agreement. In no event shall any draft of this Agreement that is not fully-executed and delivered by all parties create any obligation or liability, and this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto.
i)    Recitals and Headings. The recitals are a part of this Agreement as if fully set forth herein. All references herein to articles, sections, subsections, clauses, exhibits and schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
j)    Interpretation. All parties have been represented by counsel in the preparation and negotiation of this Agreement, and this Agreement shall be construed according to the fair meaning of its language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. Unless the context clearly requires otherwise, (i) pronouns shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa; (ii) the words “hereof,” “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provisions of this Agreement; (iii) “shall,” “will,” or “agrees” are mandatory, and “may” is permissive; (iv) “or” is not exclusive; (v) the words “include,” “includes” and “including” and words of similar import shall be construed as if followed by the words “without limitation” and (vi) “days” means calendar days unless specifically provided otherwise.
k)    Further Assurances. The parties hereby agree to execute and deliver all such documents and perform all such acts as may be necessary, appropriate or reasonably required to carry out the purposes and provisions of this Agreement.
l)    No Waiver. No breach of any of the terms or provisions of this Agreement should be deemed consented to or excused, nor shall the validity of the performance of any representation, promise or undertaking herein be deemed waived, nor shall any delay or

25

deviation from the time or manner of any performance be deemed consented to unless such consent, excuse or waiver shall be in writing and signed by the party claimed to have consented, excused or waived. Any such consent, excuse or waiver shall not constitute a consent to, waiver of, or excuse for any other similar or dissimilar breach, delay or deviation.
m)    Time of the Essence; Business Days. Time is of the essence for the payment and performance of all obligations under this Agreement. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-Business Day then such period or date shall be extended until the immediately following Business Day. The term “Business Day” shall mean every day other than Saturdays, Sundays, all days observed by the federal or New York State government as legal holidays, all days on which commercial banks in New York State are required by law to be closed.
n)    Compliance With Laws. Each party shall comply with all applicable laws, rules, regulations, orders, consents and permits in the performance of all of its obligations under this Agreement.
o)    Attorneys’ Fees. In the event of any arbitration or litigation between the parties, whether based on contract, tort or other cause of action or involving bankruptcy or similar proceedings, in any way related to this Agreement, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeals and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment. The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues. Any fees and costs incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment.
p)    Waiver of Jury Trial. Each party mutually waives any right it may have to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.
q)    Authority. The individuals executing this Agreement on behalf of any party individually represent and warrant that he or she has been authorized to do so and has the power to bind the party for whom they are signing.
[Rest of this page is intentionally left blank. The next page is the signature page.]

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IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

MIRELF IV REIT Austin, LLC, a Delaware limited
liability company

By:	/s/ Ronald Dickerman
	Name:	Ronald Dickerman
	Title:	Authorized Signatory

Thomas Properties Group, L. P., a Maryland limited
partnership

By:	/s/ Thomas Properties Group, Inc., a Delaware corporation,

By:	/s/ James A. Thomas
	Name:	James A. Thomas
	Title:	CEO

TPG Austin Partner, LLC, a Delaware limited liability
company

By:	/s/ Thomas Properties Group, L.P., a Maryland limited partnership, its sole member

By:	/s/ Thomas Properties Group, Inc., a Delaware corporation,

By:	/s/ James A. Thomas
	Name:	James A. Thomas
	Title:	CEO

Signature Page to Subscription Agreement

Exhibit A
Properties

Mezzanine Subsidiaries	Property Owning Subsidiaries	Individual Properties
TPG-401 Congress Mezzanine LLC	TPG-401 Congress LLC	Frost Bank Tower, 401 Congress Avenue (ground leased)
TPG-300 West 6th Street Mezzanine LLC	TPG-300 West 6th Street LLC	300 West 6th Street
TPG-San Jacinto Center Mezzanine LLC	TPG-San Jacinto Center LLC	San Jacinto Center, 98 San Jacinto Boulevard
TPG-One Congress Plaza Mezzanine LLC	TPG-One Congress Plaza LLC	One Congress Plaza, 111 Congress Avenue
TPG-One American Center Mezzanine LLC	TPG-One American Center LLC	One American Center, 600 Congress Avenue (ground leased in part)
N/A	TPG-Park 22 LLC	Park 22, 8601 Bull Creek Road
N/A	TPG-Westech 360 LLC	Westech 360, 8911 Capital of Texas Highway
N/A	TPG-Great Hills Plaza LLC	Great Hills Plaza, 9600 Great Hills Trail

Exhibit B
Company Agreement

Exhibit B

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
TPG AUSTIN PARTNER, LLC
a Delaware limited liability company
Dated as of September[__], 2012

6.05	Tax Matters.	17
6.06	REIT Compliance	18
6.07	Distributions	20
VII. MANAGEMENT		21
7.01	Management.	21
7.02	Removal	22
7.03	Other Activities	22
7.04	Madison Member Rights.	23
7.05	New Acquisition or Development	23
7.06	Guarantees	23
7.07	TPG Actions Restricting Madison Transfer	23
VIII. BOOKS AND RECORDS		23
8.01	Books and Records	23
8.02	Accounting and Fiscal Year	24
8.03	Intentionally Omitted.	24
8.04	Reports	24
8.05	The Company Auditor	24
8.06	Bank Accounts	24
IX. TRANSFER OF INTERESTS		25
9.01	No Transfer	25
9.02	Permitted Transfers.	25
9.03	Right of First Offer.	25
9.04	Put Right.	26
9.05	Transferees	29
9.06	Admission of Additional Members	29
9.07	Forced Sale and ROFO under the Venture Agreement.	29
X. INDEMNIFICATION		30
10.01	Indemnification.	30
XI. DISSOLUTION AND TERMINATION		31
11.01	Dissolution and Termination.	32
11.02	Winding Up and Articles of Dissolution	32

XII. REPRESENTATIONS AND WARRANTIES		32
12.01	Representations and Warranties.	32
XIII. MISCELLANEOUS		33
13.01	Expenses	33
13.02	Notices	33
13.03	Further Assurances	34
13.04	Captions	34
13.05	Pronouns	34
13.06	Successors and Assigns	35
13.07	Extension Not a Waiver	35
13.08	No Third Party Rights	35
13.09	Severability	35
13.10	Entire Agreement	35
13.11	Counterparts.	35
13.12	Survival	35
13.13	Confidentiality	35
13.14	Applicable Law; Venue; Waiver of Jury Trial	36
13.15	Amendments	36
13.16	Specific Performance	36

SCHEDULES

SCHEDULE A - Properties
SCHEDULE B - Percentage Interests; Capital Contributions
SCHEDULE C - Form of Property Management and Leasing Agreement

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
TPG AUSTIN PARTNER, LLC
THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of TPG AUSTIN PARTNER, LLC, a Delaware limited liability company (the “Company”), dated as of September [______], 2012, by and between Thomas Properties Group, L.P., a Maryland limited partnership (together with its permitted transferees, successors and assigns as provided in this Agreement, the “TPG Member”) and MIRELF IV REIT Austin, LLC, a Delaware limited liability company (together with its permitted transferees, successors and assigns as provided in this Agreement, “Madison Member”).
R E C I T A L S:
WHEREAS, the Company was formed pursuant to the filing of a Certificate of Formation of the Company dated as of September 14, 2012 (as amended from time to time, the “Certificate of Formation”), in accordance with the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Act”);
WHEREAS, TPG Member entered into that certain Limited Liability Company Agreement of the Company, dated as of September [__], 2012 (the “Original Agreement”);
WHEREAS, TPG/CalSTRS Austin, LLC, a Delaware limited liability company (the “Venture”), an entity in which the Company holds a fifty percent (50%) interest, has entered into that certain Purchase and Sale Agreement, dated as of September [_______], 2012 (the “Purchase Agreement”) to acquire one hundred percent (100%) of the limited liability company membership interests in TPG-Austin Portfolio Holdings LLC, a Delaware limited liability company, and thereby indirectly acquire the fee interests and/or leasehold interests (as applicable) in those certain real properties in Austin Texas, as more particularly listed on Schedule A, attached hereto (collectively, the “Properties”) and such acquisition closed on September [18], 2012 on the terms set forth in the Purchase Agreement; and
WHEREAS, the Members desire to enter into this Agreement in order to set forth their respective rights and obligations as Members effective as of the date hereof and on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Agreement as follows:

I.	DEFINED TERMS
1.01    Defined Terms.    As used in this Agreement, the following terms have the meanings set forth below:
“Act” has the meaning set forth in the Recitals.
“Additional Capital Contribution” has the meaning set forth in Section 4.02(a).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, or portion thereof, after giving effect to the following adjustments;
(i)    Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and
(ii)    Debit to such Capital Account the items described in Sections 1.704- 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.
“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.
“Agreement” means this Amended and Restated Limited Liability Company Agreement, including any Exhibits or Schedules attached hereto, as the same may be further amended or restated from time to time pursuant to the terms of this Agreement.
“Annual Plan” has the meaning set forth in the Venture Agreement.
“Appraisal Period” has the meaning set forth in Section 9.04(f)(i).
“Appointment Period” has the meaning set forth in Section 9.04(f)(ii).
“Appraiser” means an independent MAI appraiser licensed in Austin, Texas with no less than ten (10) years’ experience in appraising assets of the same type as the Properties and who does not have a material business or commercial relationship with any Member or any of its Affiliates.
“Available Cash” means all cash held by the Company, other than any Capital Contributions by the Members, that is available for distribution to the Members, after taking into account reasonable reserves (including (i) operating expense reserves, (ii) working capital reserves and (iii) reserves required by law) for the Company.
“Book Value” means with respect to any Company Asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(i)    The initial Book Value of any asset contributed (or deemed contributed) to the Company shall be the gross fair market value of such asset at the time of such contribution;
(ii)    The Book Values of all of the Company Assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as of the following times: (A) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an Interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); (D) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity or in anticipation of becoming a Member; and (E) at such other times as determined by the Tax Matters Member; provided, however, that the adjustments pursuant to clauses (A), (B), (C) and (D) above shall be made only if the Tax Matters Member determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
(iii)    The Book Value of any item of any Company Asset distributed (or deemed distributed) by the Company to any Member shall be adjusted immediately prior to such distribution to equal the gross fair market value (taking Code Section 7701(g) into account) of such Company Asset as of the date of distribution; and
(iv)    The Book Values of the Company Assets shall take into account any adjustments to the adjusted basis of any Company Asset pursuant to Section 734 or Section 743 of the Code in determining such asset’s Book Value in a manner consistent with Regulations Section 1.704-1(b)(2)(iv)(m).
If the Book Value of a Company Asset has been determined or adjusted pursuant to clause (i), (ii) or (iv) above, such Book Value shall thereafter be adjusted in the same manner as would the asset’s adjusted basis for federal income tax purposes, except that Depreciation shall be computed based on the asset’s Book Value as so determined, rather than on its adjusted tax basis.
“Business Days” means Monday through Friday of each week, except that (i) a legal holiday recognized as such by the government of the United States and (ii) any other day on which banks in the State of New York are required or permitted to be closed shall not be regarded as business days.

“CalSTRS” means CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM, a public entity.
“CalSTRS Interest” means CalSTRS’ “Interest” (as defined in the Venture Agreement).

“CalSTRS Purchase” has the meaning set forth in Section 9.07(a).
“Capital Account” has the meaning set forth in Section 5.01.
“Capital Call” has the meaning set forth in Section 4.02(a).
“Capital Call Notice” has the meaning set forth in Section 4.02(a).
“Capital Contribution” means, with respect to any Member, any actual contribution made by such Member pursuant to this Agreement, including Initial Capital Contributions and Additional Capital Contributions.

“Certificate of Formation” has the meaning set forth in the Recitals.
“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of any succeeding law).
“Company” has the meaning set forth in the Preamble.
“Company Assets” means all assets and property, whether tangible or intangible and whether real, personal or mixed, at any time owned by or held for the benefit of the Company.
“Company Auditor” has the meaning set forth in Section 8.05.
“Company Loan” has the meaning set forth in Section 4.03(a)(ii).
“Company Loan Interest” has the meaning set forth in Section 4.03(c)(iii).

“Contributing Member” has the meaning set forth in Section 4.03(a)(i).
“Control” or “Controlled” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through the ownership of voting securities or similar ownership interests; provided, that a Person may still have Control of a specified Person notwithstanding that one or more third parties may have rights to participate in major decisions of the specified Person.
“Converted Amount” has the meaning set forth in Section 4.03(c)(iii).
“Conversion Election” has the meaning set forth in Section 4.03(c)(iii).
“Declining Member” has the meaning set forth in Section 9.07(c).
“Deposit” has the meaning set forth in Section 9.03(b).
“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that (i) with respect to any asset the Book Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such Fiscal Year and which difference is being eliminated by use of the "remedial method" as defined by Section 1.704-3(d) of the Regulations, Depreciation for such Fiscal Year shall be the amount of Book Value recovered for such Fiscal Year under the rules prescribed by Section 1.704-3(d)(2) of the Regulations, and (ii) with respect to any other asset the Book Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that in the case of clause (ii) above, if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Book Value using any method selected by the Tax Matters Member.
“Election Notice” has the meaning set forth in Section 9.07(a).
“Electing Member” has the meaning set forth in Section 9.07(a).
“Excess Capital Call” has the meaning set forth in Section 4.02(b).
“Excess Capital Call Notice” has the meaning set forth in Section 4.02(b).
“Excess Capital Contribution Response” has the meaning set forth in Section 4.02(b).
“Existing Affiliate Agreement” means the Property Management Agreement, as currently in effect, as may be amended with the prior written consent of Madison Member.
“Extension Election Notice” has the meaning set forth in Section 9.04(b).
“Fair Market Value” has the meaning set forth in Section 9.04(f).
“Fiduciary Duties” means, collectively, the common law and statutory fiduciary duties under the Act that, absent any express contractual limitation are owed by Persons who manage or control business entities, including limited liability companies or limited partnerships, or the business or assets of such entities, to such entities and to the members, partners and investors in such entities.
“Fiscal Year” has the meaning set forth in Section 8.02.
“FMV Notice” has the meaning set forth in Section 9.04(f)(i).
“Indemnified Party” has the meaning set forth in Section 10.01(e).
“Indemnifying Party” has the meaning set forth in Section 10.01(e).
“Indemnitees” has the meaning set forth in Section 10.01(a).
“Indemnity Laws” has the meaning set forth in Section 10.01(d).
“Initial Capital Contributions” has the meaning set forth in Section 4.01.
“Interest” means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.
“Madison Member” has the meaning set forth in the Preamble.
“Madison Percentage Adjustment” has the meaning set forth in Section 4.03(b).

“Management Committee” has the meaning set forth in the Venture Agreement.
“Managing Member” means TPG Member, unless and until replaced as provided in Section 7.02.
“Member” or “Members” means one or more (as the case may be) of TPG Member, Madison Member and any other Person who, from time to time, is admitted as a member of the Company in accordance with this Agreement and applicable law, so long as such Person continues as a member of the Company.
“Net Adjustment” means the (a) sum of the Madison Percentage Adjustment with respect to each adjustment to the Madison Percentage Interest under Section 4.03(b), minus (b) the sum of the TPG Percentage Adjustment with respect to each adjustment to the TPG Percentage Interest under Section 4.03(a)(iii) and may be a positive or negative number.
“Net Profits” and “Net Losses” means for any period the taxable income or loss, respectively, of the Company for such period, in each case as determined for federal income tax purposes, but computed with the following adjustments:
(i)    items of income, gain, loss and deduction (including, without limitation, gain or loss on the disposition of any Company asset and Depreciation) shall be computed based upon the Book Value of the Company’s assets rather than upon such assets’ adjusted bases for federal income tax purposes;
(ii)    any tax-exempt income received by the Company shall be deemed for these purposes only to be an item of gross income;
(iii)    any expenditure of the Company described in Section 705(a)(2)(B) of the Code (or treated as described therein pursuant to Regulations under Section 704(b) of the Code) shall be treated as a deductible expense;
(iv)    there shall be taken into account any separately stated items under Section 702(a) of the Code;
(v)    if the Book Value of any Company asset is adjusted pursuant to clauses (ii) or (iv) of the definition thereof, the amount of such adjustment shall be taken into account in the period of    adjustment as gain or loss from the disposition or deemed disposition of such asset for purposes of computing Net Profits and Net Losses; and
(vi)    items of income, gain, loss, or deduction or credit allocated pursuant to Section 6.02 shall not be taken into account.
“New Acquisition or Development” has the meaning set forth in Section 7.01(a)(iv).
“Non Contributing Member” has the meaning set forth in Section 4.03(a)(i).
“Offer Notice” has the meaning set forth in Section 9.03(a).

“Offer Price” has the meaning set forth in Section 9.03(a).
“Offered Interest” has the meaning set forth in Section 9.03(a).
“Original Agreement” has the meaning set forth in the Recitals.
“Other Member” has the meaning set forth in Section 9.07(a).
“Party” means the Member which has exercised a Put Right pursuant to the Agreement, on the one hand, and the Member whose Interest is the subject of such Put Right, on the other hand.
“Percentage Interest” means, with respect to any Member at any time, such Member’s Interest expressed as a percentage, obtained by dividing the Capital Contributions made by such Member by the Capital Contributions made by all Members, subject to adjustment under Sections 4.03(a), 4.03(b) , and 4.03(c), as the case may be. The Percentage Interests of each Member as of the date hereof is set forth on Schedule B attached hereto.
“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.
“Priority Member Loan” has the meaning set forth in Section 4.03(a)(i).
“Properties” has the meaning set forth in the Recitals.
“Property Owning Subsidiary” has the meaning set forth in the Subscription Agreement.
“Property Management Agreement” means, collectively, those certain Property Management and Leasing Agreements by and between each Property Owning Subsidiary and TPG Member or its Affiliate, as amended from time to time with the prior written consent of Madison Member, the form of which is attached hereto as Schedule C.
“Purchase Agreement” has the meaning set forth in the Recitals.
“Purchasing Member” has the meaning set forth in Section 9.07(c).
“Put Deposit 1” has the meaning set forth in Section 9.04(b).
“Put Deposit 2” has the meaning set forth in Section 9.04(b).
“Put Deposits” has the meaning set forth in Section 9.04(b).
“Put Notice” has the meaning set forth in Section 9.04(a).
“Put Period” has the meaning set forth in Section 9.04(b).

“Put Price” has the meaning set forth in Section 9.04(e).
“Put Right” has the meaning set forth in Section 9.04(a).
“Put Trigger Event” means at any time following (i) January 1, 2017, (ii) a TPG Change of Control, (iii) the removal of the Company as “Manager” of the Venture pursuant to Section 2.04 of the Venture Agreement, (iv) the exercise by CalSTRS of any of its rights pursuant to Section 10.2 of the Venture Agreement following an “Event of Default” (as defined in the Venture Agreement) by the Company, (v) any event which triggers Madison Member’s right to remove the Managing Member pursuant to Section 7.02, (vi) a breach in any material respect by TPG Member or any Affiliate of TPG Member of any representation, warranty or covenant set forth in the Subscription Agreement, (vii) any action taken by, or event affecting, TPGI or any of its subsidiaries which would result in any Transfer with respect to Madison Member otherwise permitted hereunder being restricted or prohibited under the terms of the Venture Agreement, or (viii) a breach by TPGI of any representation, warranty, covenant or agreement in any material respect set forth in the Registration Rights Agreement or the Stockholders Agreement, beyond any applicable notice and cure periods in the Registration Rights Agreement or the Stockholders Agreement, as applicable, except in the case of subsections (vi) and (viii) hereof if Madison Member has been fully and adequately compensated for losses incurred as a result of such breach in a manner and amount determined by Madison Member in its sole and absolute discretion and such breach is not continuing.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of May 29, 2012, by and among TPGI, MIRELF IV TPGI, LLC and MIRELF IV TPGI II, LLC.
“Regulations” means the federal income tax regulations promulgated by the Treasury Department under the Code, as such regulations may be amended from time to time. All references herein to a specific section of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations.
“Regulatory Allocations” has the meaning set forth in Section 6.02(e).
“REIT” has the meaning set forth in Section 6.06.
“Right of First Offer” has the meaning set forth in Section 9.03(b)
“ROFO Exercise Notice” has the meaning set forth in Section 9.03(b).
“ROFO Exercise Period” has the meaning set forth in Section 9.03(b).
“ROFO Outside Date” has the meaning set forth in Section 9.03(b).
“Sale Projects” has the meaning set forth in the Venture Agreement.
“Stockholders Agreement” means that certain Stockholders’ Agreement, dated as of May 29, 2012, by and among TPGI, James A. Thomas, Maguire Thomas Partners-Philadelphia, Ltd., Thomas Investment Partners, Ltd., Maguire Thomas Partners-Commerce Square II, Ltd., Thomas

Partners, Inc., Thomas-Pastron Family Partnership, L.P., The Lumbee Clan Trust, Thomas Master Investments, LLC, MIRELF IV TPGI, LLC and MIRELF IV TPGI II, LLC.
“Subscription Agreement” means that certain Subscription Agreement, dated as of [______], by and among the Company, Madison Member and TPG Member.
“Subsidiary” means any corporation, limited liability company or other entity, owned and controlled, directly or indirectly, by the Company.
“Tax Matters Member” has the meaning set forth in Section 6.05(a).
“Taxing Authority” has the meaning set forth in Section 6.04.
“TPG Change of Control” means (i) a merger, consolidation or other business combination or reorganization to which TPGI is a party if the stockholders of TPGI immediately prior to the effective date of such merger, consolidation or other business combination or reorganization have aggregate beneficial ownership of voting securities representing less than fifty percent (50%) of the total voting power of the surviving corporation following such merger, consolidation or other business combination or reorganization; (ii) a sale of all or substantially all the assets of TPGI; or (iii) a liquidation or dissolution of TPGI.
“TPG Member” has the meaning set forth in the Preamble.
“TPG Percentage Adjustment” has the meaning set forth in Section 4.03(c)(iii).
“TPGI” means Thomas Properties Group, Inc.
“Transfer” has the meaning set forth in Section 9.01.
“Upstream REIT” has the meaning set forth in Section 6.06.
“Venture” has the meaning set forth in the Recitals.
“Venture Agreement” means the Operating Agreement of Venture, dated as of September [__], 2012, as the same may be amended.
1.02    Construction. Words used herein, regardless of the number or any gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof. References herein to any Article, Section, Schedule or Exhibit shall be to an Article, a Section, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The word “or” is not exclusive. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
II. ORGANIZATION
2.01    Formation of the Company. The Company was formed as a Delaware limited liability company under and pursuant to the Act by the filing of the Certificate of Formation. The Managing Member shall further execute and acknowledge and promptly file or record such amended certificates or additional certificates or instruments of whatever nature as may from time to time be called for or required by such statutes, rules or regulations to permit the continued existence and operation of the Company.
2.02    Name and Principal Place of Business.
(a)    The name of the Company is “TPG Austin Partner, LLC”. All business of the Company shall be conducted under such name, and title to all assets of the Company shall be held in such name.
(b)    The principal place of business and office of the Company shall be initially located at c/o Thomas Properties Group, City National Plaza, 515 Flower Street, Sixth Floor, Los Angeles, California 90071. Such principal place of business and office of the Company may be changed from time to time by the Managing Member.
2.03    Term. The term of the Company commenced on the date of the filing of the Certificate of Formation pursuant to the Act and shall continue in full force and effect until the dissolution and termination of the Company pursuant to Article XI.
2.04    Registered Agent, Registered Office and Foreign Qualification. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by law.
2.05    Purposes. Subject to the limitations set forth herein, the sole business and purpose of the Company shall be to:
(a)     hold an interest in the Venture and operate the Properties in accordance with this Agreement and the Venture Agreement; and
(b)    to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

2.06    Powers. The Company shall have the power to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes of the Company, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the Act.
III. MEMBERS
3.01    Admission of Members. TPG Member and Madison Member are the only Members of the Company as of the date hereof. Except as expressly permitted by this Agreement, no other Person shall be admitted as a member of the Company and no other Person has the right to take part in the ownership of the Company.
3.02    Limitation on Liability. Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company, solely by reason of being a Member of the Company.
IV. CAPITAL
4.01    Initial Capital Contributions. As of the date hereof, each Member has made a Capital Contribution in the amount set forth next to such Member’s name on Schedule B under the column marked “Initial Capital Contributions” (the “Initial Capital Contributions”).
4.02    Additional Capital Contributions.
(a)    Subject to Section 9.07(b), if at any time or from time to time, the Company is required to contribute capital to the Venture pursuant to Section [4.03] of the Venture Agreement and the aggregate amount of Capital Contributions made under this Section 4.02(a), including the contribution in question, would not exceed twenty-five million dollars ($25,000,000), and for the avoidance of doubt subject to Section 4.02(b), the Company shall call additional capital under this Section 4.02(a) and each Member shall make an additional Capital Contribution to the Company (each such Capital Contribution, an “Additional Capital Contribution”), in an amount equal to such Member’s pro rata share in accordance with such Member’s respective Percentage Interests of the aggregate amount being called (any such request, a “Capital Call”). To make such a request, the Managing Member shall notify the Members in writing that additional capital is required by the Company (a “Capital Call Notice”). The Capital Call Notice shall specify the amount of the Capital Call, the purpose of the Capital Call, the amount of each Member’s pro-rata share of the Capital Call, the date by which such Additional Capital Contributions are needed (which shall be no less than ten (10) Business Days after the date of the Capital Call Notice) and the Company account to which the Additional Capital Contribution shall be wired.
(b)    If at any time or from time to time, the Company is required to contribute capital to the Venture pursuant to Section 4.03 of the Venture Agreement and the aggregate amount of Capital Contributions made under Section 4.02(a) and this 4.02(b), including the contribution in question, would exceed twenty-five million dollars ($25,000,000), the Company shall call additional capital under this Section 4.02(b) and TPG Member shall be required to make all such Additional Capital Contributions; provided that Madison Member shall have the right, but not the obligation, to contribute up to its pro rata share in accordance with its Percentage Interest of the aggregate amount being called (any such request, an “Excess Capital Call”) by electing by notice to TPG Member stating the amount or all of its pro rata share it will contribute (an “Excess Capital Contribution Response”) within five (5) Business Days of receipt of a notice (an “Excess Capital Call Notice”). The Excess Capital Call Notice shall be in the form of a Capital Call Notice, but shall further state that it is an “Excess Capital Call Notice” for which Madison Member has no obligation. If Madison Member delivers an Excess Capital Contribution Response it will make its Additional Capital Contribution on or prior to the date specified in the Excess Capital Call Notice.
(c)    Except as expressly provided in this Section 4.03, no Member, nor any Affiliate of any Member shall have any right to make a Capital Contribution to the Company or to loan money to the Company or make a Capital Contribution to or a loan to any Subsidiary of the Company; provided that nothing in this Section 4.02 (c) shall restrict any intercompany loan between the Company and any Subsidiary of the Company or among the Company or Subsidiaries of the Company.
(d)    All Capital Contributions made pursuant to this Article IV shall be made by wire transfer of funds to the Company account designated in the applicable Capital Call Notice. Except upon the dissolution of the Company or as may be specifically provided in this Agreement, no Member shall have the right to demand or to receive the return of all or any part of its Capital Contributions to the Company.
4.03    Additional Capital Contribution Remedies.
(a)
(i)    If any Member (the “Non-Contributing Member”) fails to timely make any Additional Capital Contribution (or any portion thereof) required pursuant to Section 4.02(a) hereof, and another Member (the “Contributing Member”) has made its required share of such Additional Capital Contribution, then the Contributing Member may, in its sole discretion advance to the Company all or any portion of the Non-Contributing Member’s share of such required Additional Capital Contribution that such Non-Contributing Member shall have failed to contribute. Any such advance will be treated, for purposes of this Agreement, as (i) a loan by the Contributing Member to the Non-Contributing Member (a “Priority Member Loan”), which will earn interest thereon at an annual rate, compounded monthly, equal to ten percent (10%), and (ii) an Additional Capital Contribution to the Company by the Non- Contributing Member, in an amount equal to such Priority Member Loan.
(ii)    If TPG Member fails to make an Additional Capital Contribution pursuant to Section 4.02(b) and if as a result of such failure, CalSTRS has notified the Company that it will exercise its remedies under Section 4.06 of the Venture Agreement, then TPG Member will immediately notify Madison Member of such event and Madison Member shall have the right in its sole discretion, but not the obligation, to make a loan to the Company (each such loan, a “Company Loan”) in an aggregate amount not to exceed the amount of the Additional Capital Contribution not made under Section 4.02(b), which Company Loan shall earn interest at an annual rate, compounded monthly, equal to fifteen percent (15%).
(iii)    To the extent that the Company does not repay a Company Loan in full, including any accrued and unpaid interest thereon (“Company Loan Interest”), within ninety (90) days following the date on which it was advanced by Madison Member, Madison Member shall have the right at any time thereafter for each such Company Loan to convert all or a portion of such Company Loan (the amount so converted, the “Converted Amount”), into an Additional Capital Contribution to the Company made by Madison Member as of the date of such election (a “Conversion Election”). Upon a Conversion Election, the Percentage Interest of TPG Member may be decreased as provided in Section 4.03(c). The “TPG Percentage Adjustment” with respect to such Conversion Election shall equal a percentage expressed as a fraction, the numerator of which is (x) one and one half (1.5) multiplied by (y) the Converted Amount, and the denominator of which is the aggregate amount of the Capital Contributions made by all of the Members immediately prior to the default which resulted in such Company Loan (including the applicable Additional Capital Contribution resulting from such Conversion Election described in this Section 4.03(a)). The Company shall make no distribution to any Member unless and until every Company Loan has been repaid in full, including all accrued and unpaid interest thereon and the Company shall apply all Available Cash to such repayment of every Company Loan.
(b)    If Madison Member has elected to contribute its pro rata share of an Excess Capital Call under Section 4.02(b) by delivering an Excess Capital Contribution Response and thereafter fails to contribute any portion thereof and if TPG Member has contributed all of the Additional Capital Contributions (or portion thereof not contributed by Madison Member) in respect of all Excess Capital Calls under Section 4.02(b), then the Percentage Interest of Madison Member may be decreased as provided in Section 4.03(c). The “Madison Percentage Adjustment” with respect to such failure by Madison Member shall equal a percentage expressed as a fraction, the numerator of which is (x) one and one half (1.5) multiplied by (y) the amount of such Additional Capital Contribution not made by Madison Member and the denominator of which is the aggregate amount of the Capital Contributions made by all of the Members immediately prior to the default.
(c)    If there occurred any adjustment of the Percentage Interests of any Member pursuant to Section 4.03(b) or as a result of a Conversion Election pursuant to Section 4.03(a)(iii) , and the Net Adjustment is not zero (0):
(i)    If the Net Adjustment is negative, TPG Member’s Percentage Interest shall equal its Percentage Interest without regard to any adjustment made pursuant to this Section 4.03(c) less the absolute value of the Net Adjustment, which Percentage Interest shall not be reduced to an amount less than zero (0) and Madison Member’s Percentage Interest shall equal the sum of its Percentage Interest without regard to any adjustment made pursuant to this Section 4.03(c) plus the amount by which TPG Member’s Percentage Interest was reduced under this Section 4.03(c)(i).

(ii)    If the Net Adjustment is positive, TPG Member’s Percentage Interest shall equal the sum of its Percentage Interest without regard to any adjustment made pursuant to this Section 4.03(c) plus the Net Adjustment, which Percentage Interest shall not be reduced to an amount less than zero (0) and Madison Member’s Percentage Interest shall equal its Percentage Interest without regard to any adjustment made pursuant to this Section 4.03(c) minus the amount by which TPG Member’s Percentage Interest was increased under this Section 4.03(c)(ii).
(d)    To the extent that Madison Member makes a Priority Member Loan or a Company Loan, Madison Member shall be entitled to structure such Priority Member Loan or Company Loan in a manner it deems appropriate to ensure that it or any Upstream REIT satisfies all applicable REIT requirements (including, without limitation, all REIT income and asset requirements) of such Upstream REIT, including, without limitation, in the discretion of Madison Member: (1) by structuring the Priority Member Loan or Company Loan in a manner that complies with Revenue Procedure 2003-65, I.R.B. 2003-32, (ii) by making the Priority Member Loan or Company Loan directly to (or in) a Subsidiary or (iii) by having an Affiliate provide the Priority Member Loan or Company Loan. Notwithstanding the foregoing, Madison Member shall not structure a Priority Member Loan or Company Loan in a manner that violates (x) the documents which evidence and secure any financing with respect to the Properties or (y) the Venture Agreement.
(e)    The remedies provided in this Section 4.03 are the exclusive remedies for any breach of Section 4.02.
V. CAPITAL ACCOUNTS
5.01    Capital Accounts. A capital account (“Capital Account”) shall be maintained for each Member in accordance with Section 704(b) of the Code and Regulations Sections 1.704 1(b) and 1.704-2. Each Member’s Capital Account shall be as set forth in the Company’s books and records.
5.02    Adjustments. The Capital Account of each Member shall be increased by (i) the amount of any cash contributed by such Member to the capital of the Company, (ii) the Book Value of any property contributed by such Member to the capital of the Company (net of liabilities that the Company is considered to assume, or take property subject to, under Section 752 of the Code), (iii) such Member’s share of Net Profits (as determined in accordance with Section 6.01) and (iv) any income and gain allocated to such Member pursuant to Section 6.02. The Capital Account of each Member shall be decreased by (w) the amount of all cash distributions to such Member, (x) the Book Value of any property distributed to such Member by the Company (net of liabilities that the Member is considered to assume, or take property subject to, under Section 752 of the Code), (y) such Member’s share of Net Losses (as determined in accordance with Section 6.01), and (z) any deductions and losses allocated to such Member pursuant to Section 6.02.
5.03    Negative Capital Accounts. No Member shall be required to make up a negative balance in its Capital Account.

5.04    Transfers. If any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.
5.05    Capital Account Balance. Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account balance of any Member, the Capital Account balance of such Member shall be determined after giving effect to all allocations pursuant to Article VI and all contributions and distributions made prior to the time as of which such determination is to be made.
VI. ALLOCATIONS AND DISTRIBUTIONS
6.01    Allocations of Net Profits and Net Losses. After the application of Section 6.02, Net Profit and Net Loss for any Fiscal Year, or portion thereof, shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, and after taking into account actual distributions made during such taxable year, or portion thereof, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 11.01(d) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities, including the Company’s share of any liability of any entity treated as a partnership for federal income tax purposes in which the Company is a partner, were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 11.01(d) to the Members immediately after making such allocation, minus (ii) such Member’s share of Company minimum gain and Member nonrecourse debt minimum gain determined pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), computed immediately prior to the hypothetical sale of assets. Subject to the other provisions of this Article VI, an allocation to a Member of a share of Net Profit or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profit or Net Loss.
6.02    Regulatory Allocations.
(a)    Notwithstanding any other provision of this Agreement, (i) “partner nonrecourse deductions” (as defined in Regulations Section 1.704 2(i)), if any, of the Company shall be allocated for each period to the Member that bears the economic risk of loss within the meaning of Regulations Section 1.704-2(i) and (ii) “nonrecourse deductions” (as defined in Regulations Section 1.704 2(b)) and “excess nonrecourse liabilities” (as defined in Regulations Section 1.752-3(a)), if any, of the Company shall be allocated to the Members in accordance with their respective Percentage Interests.
(b)    This Agreement shall be deemed to include “qualified income offset,” “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of the Regulations under Section 704(b) of the Code. Accordingly, notwithstanding any other provision of this Agreement, items of gross income shall be allocated to the Members on a priority basis to the extent and in the manner required by such provisions.

(c)    To the extent that Net Loss or items of loss or deduction otherwise allocable to a Member hereunder would cause such Member to have an Adjusted Capital Account Deficit as of the end of the taxable year to which such Net Loss, or items of loss or deduction, relate (after taking into account the allocation of all items of income and gain for such taxable period), such Net Loss, or items of loss or deduction, shall not be allocated to such Member and instead shall be allocated to the Members in accordance with Section 6.01 as if such Member were not a Member.
(d)    If any Member has an Adjusted Capital Account Deficit at the end of any taxable year, each such Member shall be specially allocated items of income and gain in the amount of the Adjusted Capital Account Deficit as quickly as possible, provided that an allocation pursuant to this Section 6.02(d) shall be made only if and to the extent that such Member would have a Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been made as if Section 6.02(c) and this Section 6.02(d) were not in this Agreement.
(e)    Any allocations required to be made pursuant to Sections 6.02(a)-(d) (the “Regulatory Allocations”) (other than allocations, the effects of which are likely to be offset in the future by other Regulatory Allocations) shall be taken into account, to the extent permitted by the Regulations, in computing subsequent allocations of income, gain, loss or deduction pursuant to Section 6.01 so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the amount that would have been allocated to each Member pursuant to Section 6.01 had such Regulatory Allocations under this Section 6.02 not occurred.
6.03    Tax Allocations.
(a)    For federal income tax purposes, except as otherwise provided in this Section 6.03, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its corresponding item of book income, gain, loss or deduction is allocated pursuant to Sections 6.01 and 6.02.
(b)    In accordance with Sections 704(b) and 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any Company asset contributed (or deemed contributed) to the capital of the Company shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company asset for federal income tax purposes and its Book Value upon its contribution (or deemed contribution). If the Book Value of any Company asset is adjusted, subsequent allocations of taxable income, gain, loss and deduction with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and the Book Value of such Company asset in the manner prescribed under Code Sections 704(b) and 704(c) and the Regulations thereunder.
(c)    If a Member acquires an Interest, redeems all or a portion of its Interest or transfers an Interest during a taxable year, the Net Profit or Net Loss (and other items referred to in Sections 6.01 and 6.02) attributable to any such Interest for such taxable year shall be allocated between the transferor and the transferee by closing the books of the Company as of the date of the transfer, or by any other method permitted under Section 706 of the Code and the Regulations thereunder that is selected by the Tax Matters Member.
(d)    The provisions of this Article VI (and other related provisions in this Agreement) pertaining to the allocation of items of Company income, gain, loss, deductions, and credits shall be interpreted consistently with the Regulations, and to the extent unintentionally inconsistent with such Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Regulations.
6.04    Withholding. The Company at all times shall be entitled to make payments with respect to each Member in amounts required to discharge any obligation of the Company to withhold or make payments to any U.S. federal, state, local or foreign taxing authority (“Taxing Authority”) with respect to any distribution or allocation of income or gain to such Member and to withhold (or deduct) the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.04 shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company makes any payment to a Taxing Authority in respect of a Member hereunder that is not withheld from actual distributions to the Member, then the Member shall reimburse the Company for the amount of such payment, on demand. The amount of a Member’s reimbursement obligation under this Section 6.04, to the extent not paid, shall bear interest at a rate of ten percent (10%) per annum, compounded monthly, and shall be deducted from the distributions to such Member; any amounts so deducted shall constitute a repayment of such Member’s obligation hereunder. Each Member’s reimbursement obligation under this Section 6.04 shall continue after such Member transfers its interest in the Company or after a withdrawal by such Member. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have. Each Member agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the failure to deduct and withhold tax on amounts distributable or allocable to such Member. Any amount payable as indemnity hereunder by a Member will be paid promptly to the Company, and if not so paid, the Company will be entitled to retain any distributions due to such Member for all such amounts.
6.05    Tax Matters.
(a)    Tax Matters Member. TPG Member shall be the “tax matters partner” of the Company for purposes of Section 6231(a)(7) of the Code (the “Tax Matters Member”) and it shall serve as such at the expense of the Company. Subject to Section 6.05(b), the Tax Matters Member is authorized to represent the Company, at the Company’s expense, in connection with all examinations of the Company’s affairs by tax authorities, including administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith; provided that Madison Member has the right to participate and attend all meetings or conversations with any Taxing Authority and shall receive advance notice a reasonable period prior to any such meeting or conversation and shall have the right to review and approve all written materials provided to any such Taxing Authority.

(b)    Tax Decisions. Notwithstanding any other provision of this Agreement to the contrary, any decisions with respect to any tax matters of the Company or any of its Subsidiaries, including the preparing and filing of any income or other tax return, the making or revoking of any material tax decision or election, and whether to challenge or settle any adjustment to any tax return proposed by any Taxing Authority, shall require the written consent of TPG Member and Madison Member, which consent by Madison Member shall not be unreasonably withheld, conditioned or delayed; provided, however, that at the written request of a Member transferring a Membership Interest in the Company, the Company shall timely make an election under Section 754 of the Code.
(c)    Tax Returns. Subject to Section 6.05(b), the Tax Matters Member shall prepare or cause to be prepared, and shall file or cause to be filed, any tax returns, information returns, applications, elections and other instruments and documents required under applicable tax law to be filed by the Company and/or any of its Subsidiaries. The Tax Matters Member shall use commercially reasonable efforts to provide to each Member a Form K-1 with respect to the Company within ninety (90) days following the end of each Fiscal Year. In addition, the Tax Matters Member shall use reasonable efforts to provide (i) a statement showing allocations to the Members of taxable income, gains, losses, deductions and credits, as prepared by the Company Auditor and (ii) by January 15 of each year, a statement of projected annual taxable income (or loss) estimates for the previous Fiscal Year. In addition, the Managing Member shall send to each Member such other information concerning the Company as may be reasonably requested by any Member including a general ledger, bank statements, such information as is necessary for the preparation of each Member’s federal, state and local income or other tax returns and, in the case of Madison Member, information related to compliance with Section 6.06.
6.06    REIT Compliance. The Members hereby acknowledge that Madison Member and/or certain of the direct and indirect owners of Madison Member or their permitted transferees (each such entity, an “Upstream REIT”) qualify or may in the future qualify as a real estate investment trust (a “REIT”) within the meaning of Sections 856-859 of the Code. Each Member hereby acknowledges and agrees that the Company’s business shall be conducted so as to cause the income and assets of the Company and each Subsidiary to meet the requirements of Sections 856(c)(2), (c)(3) and (c)(4) of the Code (as if the Company and each Subsidiary were a REIT), and otherwise in a manner so as to not adversely affect or impact the ability of each Upstream REIT to qualify or to continue to qualify as a REIT or result in the imposition of any federal income or excise tax liability on the Upstream REIT. If a Member approves in writing any action to be taken by the Company or any Subsidiary, such Member shall not be entitled, under any circumstances, to assert that such approved action constitutes a violation of this Section 6.06. The Members further acknowledge that Madison Member shall be entitled to receive information regarding the Capital Account balances of the Members, the Company’s items of income, gain, deduction and loss, and such other information regarding the operations of the Company and each Property (or component portion thereof) as is necessary to permit Madison Member to properly report and allocate its allocable share of the Company’s items of income, gain, deduction and loss in compliance with its organizational documents and the compliance requirements for its REIT qualification. In furtherance of the foregoing (and not in limitation thereof), and notwithstanding any other provision herein to the contrary, the Company and/or its Subsidiaries shall conduct its operations at all times in accordance with the following provisions:

(a)    personal property, if leased in connection with any Property or portion thereof may only be leased together with a lease of the applicable Property or portion thereof, and the average of the fair market values of the Company’s personal property subject to any such lease at the beginning and at the end of a taxable year shall not exceed fifteen percent (15%) of the average of the fair market values of such Property and the personal property leased under such lease together, within the meaning of Code Section 856(d)(1);
(b)    no amount received or accrued from the rental of any Property or any portion thereof, shall be determined in whole or in part by reference to the income or profits derived by any person from the leased property within the meaning of Code Section 856(d)(2)(A), unless (x) substantially all of the tenant’s income from the leased property consists of rents derived from subleasing substantially all of the leased property, and (y) those rents would be treated as “rents from real property” (within the meaning of Code Section 856(d)(2)) if received directly by the Company;
(c)    no Property nor any portion thereof shall be leased to any party who subleases such Property or any portion thereof, if the rent payable with respect to the lease is based on a percentage of the tenant’s receipts or sales and the rent payable with respect to the sublease is determined in whole or in part by reference to the income or profits derived by any person from the subleased property;
(d)    no Property shall be leased or subleased to a lessee or sublessee in which the Company, its Subsidiaries and/or Madison Member owns, directly or indirectly (taking into account the attribution rules referred to in Code Section 856(d)(5)), in the aggregate ten percent (10%) or more of the voting power of all classes of voting stock or ten percent (10%) or more of the total number of shares of all classes of stock of any corporate lessee or sublessee, or ten percent (10%) or more in the net profits or assets of any noncorporate lessee or sublessee;
(e)    the Company and its Subsidiaries shall hold each Property for purposes of obtaining income through the rental and long term appreciation of such Property;
(f)    the Company and/or its Subsidiaries shall not engage in any “prohibited transaction” within the meaning of Code Section 857(b)(6)(B)(iii);
(g)    no services will be provided to the tenants at any Property by the Company and/or the Subsidiaries other than maintenance of the grounds and common areas, the collection of trash, security and fire protection services, the maintenance and lighting of parking lots and designation of handicapped spaces, the submetering of utility services, the maintenance and repair of leased space, the provision of vending machines and public telephones, and other services, to the extent that any such services are customarily provided in connection with the rental of similar space solely for occupancy or do not otherwise cause the income derived from such tenants to be other than “rents from real property” within the meaning of Code Section 856(d)(2);
(h)    neither the Company, any Subsidiary nor any Member shall take any action (or fail to take any action permitted under this Agreement) that would cause the Company to generate any amount of income not described in Code Section 856(c)(2) which is in excess of

4% of its gross income or cause any significant part of the Company’s assets to consist of assets other than “real estate assets” within the meaning of Code Section 856(c)(5)(B);
(i)    the Company shall distribute to the Members during each calendar year in accordance with the provisions of Article IV an amount of cash such that the portion distributed to Madison will equal or exceed one hundred percent (100%) of the amount of the Company’s taxable income, if any, to be allocated to Madison with respect to such calendar year; provided, that if Madison shall agree, any distribution made in the month of January of a calendar year may be treated as if such distribution were made on December 31 of the preceding calendar year for purposes of this requirement; provided, further, that if Madison’s share of Available Cash is insufficient to meet the aforesaid distribution requirement with respect to Madison, then the Company shall have satisfied the foregoing requirement upon distributing to Madison its share of Available Cash. In no event shall the Company be required to borrow funds, or any Member be required to contribute funds to the Company, in order to permit the Company to satisfy the foregoing requirement; and
(j)    the Company shall not own securities possessing more than ten percent (10%) of the outstanding vote or value of any issuer (as determined for purposes of Code Section 856(c)(4)(B)), provided that the Company's limited liability company interest in the Venture shall not be considered a security for this purpose.
6.07    Distributions. Within five (5) Business Days following its receipt of any distribution from Venture, the Company shall distribute Available Cash to the Members pro rata in accordance with their respective Percentage Interests on the date of the distribution;
provided, however, that if at the time the Company makes a distribution to any Member pursuant to this Section 6.07 and all or any portion of any Priority Member Loan (including any Priority Loan Interest) remains unpaid, then (i) the portion of such distribution that otherwise would have been made by the Company to the Non Contributing Member or any transferee or assignee of the Non-Contributing Member with respect to any outstanding Priority Member Loan shall instead be paid by the Company, on behalf of the Non-Contributing Member, to the Contributing Member in repayment of such outstanding Priority Member Loan until each such Priority Member Loan (including any Priority Loan Interest) is repaid in full, and (ii) any amount so transferred by the Company to the Contributing Member shall be treated, for all purposes of this Agreement, as having been distributed to the Non-Contributing Member or any transferee or assignee of the Non-Contributing Member and then transferred by the Non-Contributing Member or any transferee or assignee of the Non-Contributing Member to the Contributing Member in repayment of all or a portion, as the case may be, of any Priority Loan Interest on, and then any outstanding principal of, the Priority Member Loan.
VII. MANAGEMENT
7.01    Management.
(a)    The Managing Member of the Company shall, and is hereby authorized and empowered on behalf and in the name of the Company to, manage the day-to-day business operations of the Company, which operations shall be consistent in all respects with (i) the objects and purposes of the Company as set forth in this Agreement and (ii) the then-applicable Annual Plan. Subject to any limitations or exceptions expressly provided in this Agreement, the Managing Member shall have the full, exclusive, and complete discretion, power and authority, subject to the non-waivable provisions of applicable law, to manage, control, administer, and operate the business and affairs of the Company, and to make all decisions affecting such business and affairs, provided the Managing Member shall owe Fiduciary Duties to the Company and the Members to the fullest extent provided under the Act, and for purposes of this Agreement, the Fiduciary Duties of the Managing Member shall be to act in its reasonable business judgment for the benefit of the Company and its Subsidiaries (and not for the benefit of any individual Member or the Members collectively) with respect to any action taken or not taken by the Managing Member with respect to the Company or its Subsidiaries. The Managing Member will meet with the other Members periodically upon the request of the other Members to discuss the assets and operations of the Company and its Subsidiaries (including the Properties), including the financial condition, possible and actual variances from the Annual Plan and any plans or updates with respect to the Properties. The Managing Member shall also update the other Members promptly upon any material development with respect to the assets and operations of the Company and its Subsidiaries (including the Properties). Notwithstanding any other provision of this Agreement, the Managing Member shall not, without the approval of Madison Member in its sole and absolute discretion:
(i)    amend any provision of this Agreement or the Venture Agreement (provided that with respect to any amendment of the Venture Agreement, Madison Member shall not unreasonably withhold, delay or condition its consent);
(ii)    enter into any business other than holding its limited liability company interest in the Venture;
(iii)     file a petition for relief under the United States Bankruptcy Code, as amended with respect to the Company or any Subsidiary, making an assignment for the benefit of creditors, applying for the appointment of a custodian, receiver or trustee for the Company or any Subsidiary or any of its respective assets, consenting to any other bankruptcy or similar proceeding, consenting to the filing of such proceeding or admitting in writing the Company’s or any Subsidiary’s inability to pay its debts generally as they become due;
(iv)    cause the Company or any Subsidiary to enter into agreements or other arrangements with any Member or any Affiliate of any Member, other than the Existing Affiliate Agreements or amend any Existing Affiliate Agreement to be on terms more favorable in any material respect to TPG or its Subsidiaries than such Existing Affiliate Agreement;
(v)    other than the “Manager Fees” (as defined in the Venture Agreement) payable to TPG Member or an Affiliate thereof pursuant to the Venture Agreement or pursuant to the Existing Affiliate Agreements, receive any fees, compensation, or cost reimbursement with respect to the Properties, including without limitation the management, operation, improvement, financing, marketing, leasing or sale thereof;

(vi)    enter into any guaranty by the Company or agreement to a similar effect whereby the Company agrees to guaranty to support the obligations of any Person or incur any indebtedness or any material obligation of the Company; provided that this clause shall not restrict the Company from causing the Venture or its Subsidiaries from entering into any such agreement or incurring such obligations affecting Venture or any Subsidiary (and, in each case, not the Company) or otherwise causing the Company not to be a holding Company for the investment in Madison;
(vii)    cause the Company to directly or indirectly, (i) acquire any properties adjacent to any of the Properties or (ii) undertake a new development on one or more of the Properties (collectively, a “New Acquisition or Development”);
(viii)     cause the Company to send an Initiating Notice (as defined in the Venture Agreement); or
(ix)    take any action in contravention of any provision of this Agreement.
7.02    Removal. Madison Member shall have the right in its sole and absolute discretion, subject to and upon the prior written consent of CalSTRS, to remove TPG Member as Managing Member in the event of (i) fraud or gross negligence in connection with the performance by the Managing Member of its obligations hereunder, (ii) the determination by a court of competent jurisdiction that the Managing Member has committed a felony or (iii) a material breach of this Agreement by the Managing Member, provided that only with respect to a material breach of this Agreement which may be cured, such breach remains uncured for thirty (30) days following notice of such breach (unless the cure of such breach would reasonably require a period longer than thirty (30) days, in which case the Managing Member must have commenced the cure thereof within said thirty (30) day period and diligently prosecuted the same to completion within ninety (90) days). Upon a removal of the Managing Member in accordance with this Section 7.02, Madison Member shall have the right in its sole and absolute discretion, subject to and upon the written consent of CalSTRS, to either become the Managing Member of the Company or cause the Company to admit a replacement managing member as a new Member of the Company that is approved by CalSTRS on such terms and conditions as Madison Member shall determine in its sole discretion.
7.03    Other Activities. Except as otherwise expressly provided herein, the Members recognize that each Member (including the Managing Member), and its respective members, partners, shareholders, officers, directors, employees, agents, representatives and Affiliates, have or may in the future have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company, and that the other Member, and its respective members, partners, shareholders, officers, directors, employees, agents, representatives and Affiliates, are entitled to carry on such other business interests, activities and investments. Neither the Company, its Subsidiaries nor the other Member shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company or any of its Subsidiaries, shall not be deemed wrongful or improper. Nothing in this Section 7.03 shall be deemed to limit the obligation of any Member under any other agreement to offer the other Member a participating interest in any business, activity or investment opportunity.
7.04    Madison Member Rights.
(a)    Prior to or concurrently with the delivery of the draft Annual Plan to the Management Committee, the Managing Member shall submit the draft Annual Plan and any revisions thereof to Madison Member for its review and comment without limiting the Managing Member’s rights with respect to the approval of such Annual Plan under the Venture Agreement.
(b)    The Managing Member shall periodically meet with Madison Member’s representatives to consult, review and discuss any material decisions with respect to the Company, the Venture or the Properties to keep Madison Member reasonably informed of the status of material matters affecting the Company, the Venture or the Properties, without limiting Managing Member’s rights with respect to making decisions, taking actions and otherwise acting on behalf of the Company as the Managing Member of the Venture. Notwithstanding the foregoing, the Managing Member shall use commercially reasonable efforts to notify Madison Member of any proposal to (i) undertake any of the actions set forth in Section 2.02 of the Venture Agreement and (ii) enter into or modify a lease of space located at one or more of the Properties of more than twenty-five thousand (25,000) square feet.
7.05    New Acquisition or Development. If Madison Member provides its prior written consent to a New Acquisition or Development, the Members shall agree to the valuation of such New Acquisition or Development and to the terms and conditions pursuant to which the Members will undertake such New Acquisition or Development.
7.06    Guarantees. If any lender requires any guarantee in connection with any financing or refinancing obtained by any Subsidiary, neither Madison Member nor any of its Affiliates shall have any obligation to enter into or otherwise give any such guarantee.
7.07    TPG Actions Restricting Madison Transfer. If there is an action taken by, or event affecting, TPGI or any of its subsidiaries which would result in any Transfer with respect to Madison Member otherwise permitted hereunder being restricted or prohibited under the terms of the Venture Agreement, Madison Member shall be entitled to (and TPG Member shall reimburse Madison Member for) all actual out-of-pocket costs and expenses incurred by Madison and all other damages incurred in connection therewith.
VIII. BOOKS AND RECORDS
8.01    Books and Records. The Managing Member shall, at the Company’s expense, maintain or cause to be maintained in a manner customary and consistent with prudent accounting principles, practices and procedures, a comprehensive system of office records, books and accounts in which shall be entered fully and accurately each and every financial transaction with respect to the operations of the Company. The Managing Member shall maintain or cause to be maintained such books and accounts in a safe manner and separate from any records not having to do directly with the Company. Such books and records of account shall be prepared and maintained by the Managing Member at the principal place of business of the Company or such other place or places as may from time to time be determined by the Managing Member.

Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at its own expense at the Company’s office during reasonable business hours.
8.02    Accounting and Fiscal Year. The financial statements of the Company shall be prepared and the Company shall report its operations for tax purposes using the same methods of accounting and financial reporting as used by the Venture pursuant to Section 7.04 of the Venture Agreement. The taxable year of the Company shall end on December 31 of each year (the “Fiscal Year”), unless a different taxable year shall be required by the Code. All decisions with respect to accounting principles shall be made by the Managing Member.
8.03    Intentionally Omitted.
8.04    Reports. The Managing Member shall promptly forward to each Member any reports, financial statements and notices received by the Company from Venture, copies of formal and informal communication concerning the Company, any Subsidiary or the Properties, regarding leasing updates, analysis, budget updates, capital plans or other information that such Member may request. The Managing Member shall use commercially reasonable efforts to promptly furnish to all Members monthly and quarterly financial statements of each Subsidiary and each Property and all reports provided to any lender by any Subsidiary. The Managing Member shall prepare and provide to each Member, for informational purposes, (i) a monthly reporting package, including an income statement and balance sheet with a necessary breakdown of line items for REIT testing, as requested, (ii) an investor package updated quarterly (including management reports and (iii) audited financial statements for the Company and its Subsidiaries annually. The Managing Member shall provide each Member with monthly reports within fifteen (15) days following month end and quarterly reports within forty five (45) days following quarter end. The Managing Member shall prepare, or cause to be prepared, at the Company’s expense, such additional financial reports and other information as the Members may determine appropriate.
8.05    The Company Auditor. The Company shall retain a regular accountant and auditor for the Company (the “Company Auditor”), which Company Auditor shall be the same certified public accountants as are engaged by the Venture pursuant to Section 7.05 of the Venture Agreement. The initial Company Auditor shall be Ernst & Young LLP. Fees and expenses of the Company Auditor shall be a Company expense.
8.06    Bank Accounts. All funds of the Company shall be deposited in bank accounts as determined by Managing Member. All checks drafts or other orders for the payment of money, all notes or other evidences of indebtedness issued in the name of the Company or any subsidiary shall be signed by such Person or Persons as the Managing Member may from time to time, authorize and designate in writing.
IX. TRANSFER OF INTERESTS
9.01    No Transfer. Except as expressly permitted in Section 9.02 below, any direct or indirect sale, assignment, transfer, conveyance, encumbrance, pledge or hypothecation of all or any portion of any Interest or any rights associated with any Interest (each, a “Transfer”) shall be prohibited without the consent of all the Members. For the avoidance of doubt, the term “Transfer” includes any direct or indirect sale, assignment, transfer, conveyance, encumbrance, pledge or hypothecation by a direct or indirect beneficial owner of a Member of all or any portion of such owner’s direct or indirect interest in the Member. Any Transfer of a direct Interest in the Company not in compliance with this Agreement shall be null and void ab initio. The Members expressly agree that damages at law would be an inadequate remedy for a breach or threatened breach of the Transfer restrictions set forth in this Agreement.
9.02    Permitted Transfers.
(a)    Subject to Section 9.03 and without limiting Section 9.02(b), at any time following June 30, 2017, (a) Madison Member shall have the right to directly Transfer all or any portion of its Interest to an institutional third party investor that is reasonably acceptable to TPG Member (and it shall be deemed reasonable for TPG Member to object to any such Transfer if CalSTRS is at such time a member of the Venture and CalSTRS objects to such Person), provided that such Transfer shall be in accordance with Section 9.05. In addition, Madison Member may Transfer a portion of its Interest to an institutional passive investor into its entity so long as such investor agrees to be bound by all terms, conditions and provisions of this Agreement with respect to such Interest.
(b)    Madison Member may Transfer all or any portion of its Interest to any Investor Affiliate Transferee (as defined in the Stockholders Agreement), provided that the direct Transfer of Madison Member’s Interest shall only be permitted to the extent such Transfer is in accordance with Section 9.05,
(c)    Without limiting Madison Member's Put Right set forth in Section 9.04 hereof, the following Transfers with respect to TPG Member's Interest are permitted: (i) Transfers to any Affiliate of TPGI or TPG Member, provided that TPG Member continues to Control the Company and maintain a Percentage Interest of at least fifty percent (50%); and (ii) any Transfer of stock or other securities issued by TPGI or TPG Member, provided that TPGI must continue to be the general partner of TPG Member and in each case so long as such Transfer is permitted under the Venture Agreement..
9.03    Right of First Offer.
(a)    If at any time, Madison Member desires to Transfer its direct Interest in accordance with Section 9.02, Madison Member shall first deliver a written notice (an “Offer Notice”) to TPG Member which Offer Notice shall (i) contain all relevant information with respect to the Interests proposed to be Transferred (such Interests being referred to herein as the “Offered Interest”) and (ii) state the Offer Price with respect to such Offered Interest. As used herein, “Offer Price” shall mean the minimum aggregate cash price for which such Member intends to sell the Offered Interest.
(b)    TPG Member (or its designee) shall have the right (such right, a “Right of First Offer”), exercisable by delivering written notice to Madison Member (a “ROFO Exercise Notice”) no later than thirty (30) days after the date of an Offer Notice (the “ROFO Exercise Period”), to purchase all, but not less than all of the Offered Interest at the Offer Price. The

Right of First Offer shall be irrevocable during the ROFO Exercise Period. If TPG Member (or its designee) delivers a ROFO Exercise Notice within the ROFO Exercise Period, then TPG Member shall have accepted the Right of First Offer and shall be obligated to purchase the Offered Interest from Madison Member. TPG Member shall deposit, simultaneously with TPG Member’s delivery of the ROFO Exercise Notice, a nonrefundable amount equal to five percent (5%) of the Offer Price (the “Deposit”) in escrow pursuant to a customary escrow agreement and the closing of such sale shall occur not later than sixty (60) days thereafter, at a mutually agreeable time and place. If TPG Member (or its designee) does not deliver a ROFO Exercise Notice to Madison Member within the ROFO Exercise Period, TPG Member shall be deemed to have rejected the Right of First Offer with respect to the Offered Interest and Madison Member shall have the right (provided such Transfer otherwise complies with the transfer restrictions set forth in this Article IX) to effect the contemplated Transfer at arms length, on market terms, at a price equal to or greater than ninety-five percent (95%) of the Offer Price, with one hundred percent (100%) of the purchase price paid at closing, for a period of one hundred and eighty (180) days following the expiration of the ROFO Exercise Period (the “ROFO Outside Date”), and if Madison Member shall fail to enter into a contract of sale for the sale of the Offered Interest within such one hundred and twenty (120) day period, Madison Member shall be required to deliver to TPG Member another Offer Notice in accordance with the terms of Section 9.03(a) to the extent Madison Member intends to further negotiate or consummate such contemplated Transfer or any other Transfer.
(c)    If TPG Member (or its designee) shall have exercised its right to purchase the Offered Interest and shall have then defaulted in consummating the transaction, then Madison Member may, in addition to any other remedy Madison Member may have at law and/or in equity, retain the Deposit as liquidated damages and Madison Member shall thereafter not be required to deliver an Offer Notice to TPG Member in connection with such Transfer of Madison Member’s Interest. If TPG Member (or its designee) shall have exercised its right to purchase the Offered Interest and Madison Member shall have defaulted in consummating the transaction, then TPG Member may, in addition to any other remedy TPG Member may have at law and/or in equity, enforce the sale by specific performance.
9.04    Put Right.
(a)    At any time following a Put Trigger Event, Madison Member shall have the right, in its sole and absolute discretion, to require TPG Member to purchase all and not less than all of Madison Member’s Interest for a purchase price equal to the Put Price (the “Put Right”) upon a notice from Madison Member to TPG Member that Madison Member is exercising its Put Right under this Section 9.04 (the “Put Notice”).
(b)    Upon exercise of the Put Right, TPG Member shall acquire the Interest of Madison Member on or prior to the one hundred and eightieth (180th) day after the receipt by TPG of the Put Notice (the “Put Period”). Within ten (10) days of the determination of the Fair Market Value pursuant to Section 9.04(f), TPG Member shall deposit a nonrefundable amount equal to five percent (5%) of the Put Price (the “Put Deposit 1”) in escrow pursuant to a customary escrow agreement. On or prior to the conclusion of the Put Period, TPG Member may elect by notice to Madison Member (the “Extension Election Notice”) to defer the closing by an additional ninety (90) days beginning on the date of such election. Simultaneously with TPG

Member’s delivery of the Extension Election Notice, TPG Member shall deposit a nonrefundable amount equal to one percent (1%) of the Put Price (the “Put Deposit 2”, and collectively with the Put Deposit 1, the “Put Deposits”) in escrow pursuant to a customary escrow agreement.
(c)    At the closing, the Put Price shall be paid by TPG Member to Madison Member in immediately available funds. The terms of the purchase and sale shall be unconditional and (i) Madison Member shall represent and warrant that it has all necessary power and authority to transfer its Interest, that it is the record and beneficial owner of its Interest and that its Interest is owned by it free and clear of all liens and encumbrances and is subject to no legal or equitable claims and (ii) TPG Member shall assume all obligations and liabilities relating to the purchased Interest arising from transactions or events occurring after the closing of such sale. Upon request, each of Madison Member and TPG Member shall deliver to the other customary documentation evidencing the sale, assignment, representations and assumptions set forth herein.
(d)    If TPG Member defaults in its obligation to purchase all of Madison Member’s Interest pursuant to this Section 9.04, Madison Member may elect one or more of the following remedies: (i) retain the Put Deposits as liquidated damages, (ii) exercise its Put Right again, at any time, in its sole and absolute discretion, provided that upon an exercise of the Put Right pursuant to this Section 9.04(d), TPG Member shall acquire the Interest of Madison Member on or prior to the ninetieth (90th) day after the receipt by TPG Member of the Put Notice and TPG Member may not deliver an Extension Election Notice, (iii) Transfer its Interest to any institutional third party transferee without obtaining the prior written consent of TPG Member (but subject to any required approval from CalSTRS), (iv) pursue all legal rights and remedies against TPG Member, including the recovery of damages arising from such breach and (v) cause the Company to pay to Madison Member all of the distributions otherwise payable to TPG Member pursuant to Section 6.07 hereof (which distributions will be credited against the obligation of TPG Member to purchase all of Madison Member’s Interest), until TPG Member acquires the Interest of Madison Member.
(e)    The “Put Price” shall mean the amount that would have been received by a Member pursuant to Section 11.01(d) had the Properties been sold at Fair Market Value (as defined below) as of the closing pursuant to this Section 9.04, and had (i) the Venture then (A) paid in full all of its debts and liabilities and all other loans and encumbrances to which the Properties are subject, (B) made customary apportionments as of the closing, including market- rate brokerage fees and other customary closing costs, (C) not established any reserves, and (D) distributed all remaining cash to its members in accordance with the terms and conditions of the Venture Agreement, and (ii) the Company then (A) paid in full all of its debts and liabilities, (B) not established any reserves, and (C) distributed all remaining cash to the Members pursuant to Section 11.01(d).
(f)    The “Fair Market Value” shall mean the fair market value of the Properties as determined by an appraisal conducted as follows:
(i)    If TPG and Madison have not agreed on a Fair Market Value in writing within fifteen (15) days following the date of the Put Notice (the “FMV Notice”), each Party shall designate by notice to the other an Appraiser and cause such Appraiser to submit its determination of Fair Market Value within thirty (30) days (or such longer or shorter period as the Parties may agree in writing) after the delivery of the Put Notice (the “Appraisal Period”). Each Appraiser shall prepare a written evaluation of the Fair Market Value (including supporting data and calculations and an explanation of the Appraiser’s methodology) by the end of the Appraisal Period and provide copies thereof to the Parties. Each Party shall cause the Appraiser selected by it to deliver its determination of Fair Market Value and written evaluation on the day agreed to by the Parties, such date not to be later than the last day of the Appraisal Period. The Appraisers shall perform the valuation of the Properties as if such Properties were free and clear of all debt and taking into account the advantages of the geographic concentration of the Properties using traditional methods of valuation including comparable transactions analysis, but shall provide a single, final Fair Market Value. An Appraiser may use and rely on industry experts that it determines in its reasonable discretion and judgment are necessary or desirable to perform the task for which it has been engaged.
(ii)    If the Fair Market Values provided by the two Appraisers differs by an amount that is not more than five (5%) of the higher Fair Market Value, the final Fair Market Value shall be the average of these two Fair Market Values; otherwise, the Appraisers shall appoint a third Appraiser within ten (10) days after the end of the Appraisal Period (the “Appointment Period”). If the Appraisers fail to appoint a third Appraiser by the end of the Appointment Period, then the Parties shall appoint a third Appraiser within ten (10) days after the end of the Appointment Period. If the Parties fail to appoint a third Appraiser within such ten (10) day period, then either Party may request the American Arbitration Association or any successor organization thereto to appoint a third Appraiser. If a third Appraiser has not been appointed by the American Arbitration Association within thirty (30) days of a Party’s request for it to do so, then either Party may apply to any court having jurisdiction for appointment of the third Appraiser.
(iii)    The third Appraiser’s sole function shall be to choose the Fair Market Value proposed by one (1) of the prior two (2) Appraisers that the third Appraiser determines is closest to the Fair Market Value and such choice shall establish the Fair Market Value. The third Appraiser’s choice shall be made within twenty (20) days after the third Appraiser is selected.
(iv)    Each Party shall be responsible for the fees and expenses of the Appraiser designated by it and one half (1/2) of the fees and expenses of the third Appraiser.
(v)    The determination of Fair Market Value pursuant to this Section 9.04 shall be conclusive and binding on the Members.
9.05    Transferees. Notwithstanding anything to the contrary contained in this Agreement other than Section 9.04(d), no Transfer shall be permitted to the extent that such Transfer would violate any applicable law or any provision of any agreement to which the Company or any Subsidiary or its assets are bound, and no transferee of all or any portion of any Interest shall be admitted as a substitute Member unless (i) such Interest is transferred in compliance with applicable law and the applicable provisions of this Agreement, and (ii) such transferee shall have executed and delivered to the Company such instruments as the Managing Member reasonably deems necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all the terms, conditions and provisions of this Agreement with respect to such Interest. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission. All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.
9.06    Admission of Additional Members. Any additional or substitute Member admitted to the Company shall execute and deliver documentation in form reasonably satisfactory to the Members accepting and agreeing to be bound by this Agreement, and such other documentation as the Members shall reasonably require in order to effect such Person’s admission as an additional Member.
9.07    Forced Sale and ROFO under the Venture Agreement.
(a)    If CalSTRS delivers an “Initiating Notice” (as defined in the Venture Agreement) to the Company in accordance with the provisions of Section 11.01(a) of the Venture Agreement electing to cause the Venture to sell one or more of the Properties for an “Offer Price” (as defined in the Venture Agreement), in each instance the Managing Member shall deliver a copy of the applicable Initiating Notice to the Members and notify the Members of the Offer Price CalSTRS proposed for the Sale Projects. Within ten days after receipt of the Initiating Notice, TPG Member shall provide a preliminary indication to Madison Member, which shall not be binding on TPG Member under any circumstance, whether TPG Member anticipates exercising the right of the Company to purchase the Sale Projects (in accordance with Section 11.02 of the Venture Agreement) or CalSTRS’ entire “Interest” (as defined in the Venture Agreement) (in accordance with Section 11.04 of the Venture Agreement) (any such purchase, a “CalSTRS Purchase”). Madison Member shall have fifteen (15) days after receipt of the Initiating Notice to deliver a notice to the Company and to TPG Member (the “Election Notice”) stating whether Madison Member elects (i) to participate in the CalSTRS Purchase (and if TPG Member ultimately does not elect to participate in a CalSTRS Purchase, then the Company shall not make such CalSTRS Purchase regardless of Madison Member’s election), or (ii) not to participate in the CalSTRS Purchase (in which case Madison Member shall also state in the Election Notice whether Madison Member requires TPG Member to purchase all of Madison Member’s Interest in the Company if the CalSTRS Purchase is structured as a purchase of CalSTRS entire Interest in the Venture under Section 11.04 of the Venture Agreement or the CalSTRS Purchase is structured as a sale of all of the Projects (as defined in the Venture Agreement) then held by the Venture). If Madison Member does not provide an Election Notice within fifteen days after Madison Member’s receipt of the Initiating Notice, Madison Member shall be deemed to have declined to participate in the CalSTRS Purchase and to have elected to have TPG Member purchase all of Madison Member’s Interest in the Company and shall not have any right under this Article IX to participate in the CalSTRS Purchase.
(b)    If the Managing Member elects to cause the Company to make a CalSTRS Purchase (whether as a purchase of Sale Projects or CalSTRS’ Interest) and if Madison Member’s Election Notice states that Madison Member elects to participate in such purchase, then (i) the Managing Member shall use all reasonable efforts to cause the Company to deliver a notice of its election to make a CalSTRS Purchase and to otherwise consummate the purchase as provided in the Venture Agreement, (ii) each Member shall be deemed to have agreed to make an Additional Capital Contribution pursuant to Section 4.02 equal to such Member’s Percentage Interest of the amount required to be paid to CalSTRS or the Company in accordance with the Venture Agreement and all of the related costs and expenses on or prior to the time required under the Venture Agreement to close such acquisition and (iii) each of the Members shall cooperate in all reasonable respects with the Company and with each other to consummate such transaction.
(c)    If the Managing Member elects to cause the Company to make a CalSTRS Purchase (whether as a purchase of Sale Projects or CalSTRS’ Interest) and Madison Member’s Election Notice states that Madison Member elects not to participate in the CalSTRS Purchase (or Madison Member is otherwise deemed to have elected not to participate in the CalSTRS Purchase), (i) TPG Member may in its sole and absolute discretion acquire or cause its Affiliate to acquire the CalSTRS Interest or the Sale Projects, as the case may be, outside of the Company without any participation by Madison Member or the Company (except for potential distributions made by the Venture and the Company resulting from the Venture’s disposition of Sale Projects); (ii) Madison Member shall waive any conflicts of interest and agree that TPG Member or its Affiliate may own, hold, operate and otherwise deal with such acquired CalSTRS Interest or Sale Projects in its sole and absolute discretion outside of the Company and without regard to any Fiduciary Duties hereunder; (iii) TPG Member or its Affiliate will be solely responsible for all costs, expenses and liabilities arising out of such CalSTRS Purchase; and (iv) TPG Member or its Affiliate shall indemnify and hold harmless the Company and Madison Member from and against any claims by CalSTRS or any other third party arising out of such CalSTRS Purchase by TPG Member or its Affiliate outside of the Company; provided, however, that, if the CalSTRS Purchase is structured as a purchase of CalSTRS’ Interest in the Venture under Section 11.04 of the Venture Agreement and if Madison Member elected in the Election Notice not to participate in the CalSTRS Purchase but stated in the Election Notice that Madison Member requires TPG Member to purchase all of Madison Member’s Interest in the Company, then TPG Member (or its designee) shall purchase, and Madison Member shall sell to TPG Member (or its designee), all of Madison Member’s Interest in the Company at the closing of the related CalSTRS Purchase for a purchase price equal to the product of (x) Madison Member’s Percentage Interest in the Company, multiplied by (y) the Company’s Percentage Interest (as defined in the Venture Agreement) in the Venture, multiplied by (z) a fraction, the numerator of which is the actual price paid for CalSTRS’ Interest pursuant to Section 11.04 of the Venture Agreement and the denominator of which is CalSTRS Percentage Interest (as defined in the Venture Agreement) in the Venture; provided further however, that, if the CalSTRS Purchase is structured as a purchase of all of the Properties owned by the Venture and if Madison Member elected in the Election Notice not to participate in the CalSTRS Purchase but stated in the Election Notice that Madison Member requires TPG Member to purchase all of Madison Member’s Interest in the Company, then TPG Member (or its designee) shall purchase, and Madison Member shall sell to TPG Member (or its designee), all of Madison Member’s Interest in the Company at the closing of the related CalSTRS Purchase for a purchase price equal to the amount that otherwise would have been distributed to Madison Member by the Company pursuant to Section 6.07 hereof after the Venture’s distribution of proceeds from the CalSTRS Purchase to the Company in accordance with the distribution provisions set forth in the Venture Agreement (assuming Madison Member had not sold its Interest to TPG Member or its designee).

(d)    If TPG Member defaults in its obligation to effect a CalSTRS Purchase pursuant to the Venture Agreement, TPG Member shall indemnify and hold harmless the Company and Madison Member for any and all claims, losses, obligations, liabilities, costs and damages, including without limitation, attorneys’ fees suffered or incurred by Madison Member as a result of such default. No designation by TPG Member of a designee to make a purchase under this Section shall in any fashion release TPG Member of any of its obligations hereunder.
X. INDEMNIFICATION
10.01    Indemnification.
(a)    Except as otherwise provided in Section 10.01, the Company shall indemnify and hold harmless each of the Members and their respective members, partners, shareholders, officers, directors, employees, agents, representatives and Affiliates (collectively, the “Indemnitees”) from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceeding, judgments, awards, costs and expenses (including reasonable attorneys’ fees, disbursements and court costs), including without limitation in connection with any lawsuit brought by the members of the Venture that do not arise from any violation or breach of this Agreement, to the extent the same arise directly or indirectly from the ownership, operation, use, maintenance or management of the Properties or by reason of its acts or omissions which are for or on behalf of the Company and taken in accordance, or believed in good faith to be in accordance, with such Member’s responsibilities and obligations under this Agreement; provided, that (i) the foregoing indemnity shall not apply to the extent the same arises out of or result from the fraud, willful misconduct gross negligence, violation of law or breach of the terms of this Agreement by such Indemnitee, (ii) Indemnitees shall only be reimbursed out of the Company Assets (together with any Additional Capital Contributions that may be required to be made by the Members under Section 4.02(a)) and (iii) no Member shall be reimbursed from the Company Assets for attorneys’ fees or other legal expenses incurred in connection with litigation against another Member.
(b)    Each Member agrees to indemnify and hold harmless the other Members against all claims, demands, losses, damages, liabilities, lawsuits and other proceeding, judgments, awards, costs and expenses (including reasonable attorneys’ fees, disbursements and court costs) to the extent the same arise directly or indirectly from any material inaccuracy in any representation or warranty, as applicable, of such Member made pursuant to this Agreement.
(c)    Except in the case of fraud, willful misconduct, gross negligence, violation of law or willful breach of the express terms of this Agreement by a Member, no Member shall be liable to any other Member or the Company for (i) any act or omission performed or omitted in good faith, (ii) such Member’s failure or refusal to perform any act or (iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith and with reasonable prudence.
(d)    Without limiting the foregoing provisions of this Section 10.01(d) in any action brought by a third party against an Indemnitee pursuant to the Act, the Indemnitee named as a defendant in such suit shall be entitled to be indemnified to the fullest extent permitted under the Act or any other applicable law (the “Indemnity Laws”) and, to the fullest extent permitted under the Indemnity Laws, the Company shall advance any expenses incurred by such defending Member in defending such action, subject to repayment.
(e)    If any claim, action or proceeding is made or brought against a party (the “Indemnified Party”) and pursuant to which claim, action or proceeding another party (the “Indemnifying Party”) shall be obligated to indemnify the Indemnified Party under the terms of this Section 10.01(e), then the Indemnifying Party at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnified Party’s name, if necessary, by such attorneys as the Indemnified Party shall approve, which approval shall not be unreasonably withheld (and shall be deemed granted if such attorney is selected by the Indemnifying Party’s insurer). If any claim is made against the Indemnified Party, the Indemnified Party shall give notice of the claim to the Indemnifying Party in order that the Indemnifying Party can undertake its obligations pursuant to the first sentence of this paragraph (f). The Indemnifying Party may settle any such action involving the Indemnified Party on such terms as the Indemnifying Party determines, but only if (i) the Indemnified Party receives a general release from the claimant in the action and (ii) the Indemnified Party shall not be required to admit or be deemed to admit any guilt in any such action. Failure by the Indemnified Party to notify the Indemnifying Party of any claim, action or proceeding shall not affect the Indemnifying Party’s obligations hereunder unless the failure to notify is prejudicial to the Indemnifying Party.
(f)    In no event shall any Member be liable to any other Member on account of any lost profits or consequential, special or punitive damages.
XI. DISSOLUTION AND TERMINATION
11.01    Dissolution and Termination.
(a)    The Company shall be dissolved upon the first of the following events to occur: (i) the consent in writing to dissolve and wind up the affairs of the Company by the Members; (ii) all or substantially all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this Agreement; (iii) the Certificate of Formation shall have been cancelled in the manner required by the Act; and (iv) the entry of a judicial dissolution under Section 18-802 of the Act.
(b)    Notwithstanding any other provision of this Agreement, the bankruptcy of any Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.
(c)    In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company liquidated as promptly as practicable thereafter, and the assets of the Company shall be distributed as follows: (i) to the payment of expenses of the liquidation, (ii) to the payment of (or provision for) debts and liabilities of the Company, in the order of priority as provided by law, other than debts and liabilities owed to the Members, (iii) to the payment of debts and liabilities of the Company owed to Members and (iv) thereafter, to the Members in accordance with Section 11.01(d).

(d)    Distributions to the Members in liquidation or dissolution of the Company shall be made to the Members in accordance with Section 6.07.
11.02    Winding Up and Articles of Dissolution. The winding up of the Company shall be completed when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining assets of the Company have been distributed as provided for in Sections 11.01(c) and (d). Within ninety (90) days following the dissolution and the commencement of the winding up of the Company, or at any time there are no Members, articles of dissolution, which shall set forth the information required by the Act, shall be filed in the Office of the Secretary of State of the State of New York in accordance with the Act.
XII. REPRESENTATIONS AND WARRANTIES
12.01    Representations and Warranties.
(a)    Each Member represents and warrants to the Company and to the other Member as follows:
(i)    Such Member has all the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.
(ii)    All acts and other proceedings required to be taken by such Member to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.
(iii)    This Agreement has been duly executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency and other similar laws and general equitable principles.
(iv)    Such Member has obtained all approvals and consents required to be obtained by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby from all governmental authorities having any approval rights with respect thereto, and all persons having consent rights.
(v)    Such Member is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.

(vi)    Such Member is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including Executive Order and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
(b)    Each Member agrees to indemnify and hold harmless the Company, the other Member, its Affiliates and their respective officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all loss, damage, liability or expense (including costs and attorneys fees) which they may incur by reason of, or in connection with, any material breach of the foregoing representations and warranties by such Member, and all such representations and warranties shall survive the execution and delivery of this Agreement and the termination and dissolution of any of TPG Member, Madison Member and/or the Company.
XIII. MISCELLANEOUS
13.01    Expenses. Each Member shall be separately responsible for all legal fees and expenses incurred in connection with the drafting and negotiation of this Agreement.
13.02    Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any such written notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated and by electronic email transmission (pdf), (iii) reputable commercial overnight delivery service courier, with confirmation of receipt, or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to TPG Member	c/o Thomas Properties Group, Inc.
515 South Flower Street, 6th Floor
Los Angeles, California 90071
Attention: Paul S. Rutter and John Sischo
Email: prutter@tpgre.com

with a copy to:	Gilchrist & Rutter PC
1299 Ocean Avenue
Suite 900
Santa Monica, California 90401
Attention: Jonathan S. Gross
Email: jgross@gilchristrutter.com

If to Madison Member:	c/o Madison International Realty
410 Park Avenue, 10th Floor
New York, NY 10022

Attention: Brad Carroll
Email: Bcarroll@madisonint.com

With a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Lee Parks, Esq.
Email: Lee.Parks@friedfrank.com

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its email address, facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.
13.03    Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.
13.04    Captions. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.
13.05    Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.
13.06    Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and permitted assigns, and shall inure to the benefit of the parties hereto and, except as otherwise expressly provided in this Agreement, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.
13.07    Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.
13.08    No Third Party Rights. Except as expressly provided herein or in the Act, this Agreement is for the sole benefit of the Members and their respective permitted successors and assigns, and shall not confer directly, indirectly, contingently, or otherwise, any rights or benefits on any Person or party other than the Members and their permitted successors and assigns. Without limiting the foregoing, the provisions of Section 4.01 and Section 4.02 are for exclusive benefit of the Members and no creditor or other third party shall have right to exercise any right to call capital under this Agreement.

13.09    Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.
13.10    Entire Agreement. This Agreement contains the entire agreement among the parties hereto, and supersedes all prior representations, agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.
13.11    Counterparts.
(a)    This Agreement and any amendment hereto may be signed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one agreement (or amendment, as applicable).
(b)    The exchange of counterparts of this Agreement among the parties by means of facsimile transmission or by electronic email transmission (pdf) which shall contain authentic reproductions shall constitute a valid exchange of this Agreement and shall be binding upon the parties hereto.
13.12    Survival. It is the express intention and agreement of the Members that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.
13.13    Confidentiality. Each Member shall keep confidential and shall not disclose, or permit the disclosure of, any information or materials relating to the Company and its investments and activities that are not generally known to the public or which the Members believe should remain confidential or are required by law or agreement to remain confidential; provided that a Member may disclose such confidential information upon prior written notice to the other Member to the extent (i) the disclosure of such information or materials is expressly required by law; (ii) the information or materials become publicly known other than through the actions or inactions of such Member or its Affiliates, employees, financial sources, representatives, agent, actual or potential permitted investors, permitted transferees or attorneys or violations of this Agreement or any other obligations of confidentiality of such Member; (iii) the disclosure of such information and materials by such Member is to its Affiliates, employees, financial sources, representatives, agents, actual or potential permitted investors, permitted transferees or attorneys; or (iv) such other Member consents in writing to such disclosure.
13.14    Applicable Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern pursuant to applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue in any state court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and agrees that process may be served upon such party in any manner authorized by the laws of the State of Delaware or in such other manner as may be lawful, and that service in such manner shall constitute valid and sufficient service of process. Each party hereto waives and covenants not to assert or plead any objection that such party might otherwise have to such jurisdiction, venue and process. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF A PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
13.15    Amendments. This Agreement may be not be amended, modified or terminated, nor may any provision hereof be waived, except by an instrument in writing executed by the Members or, in the case of a waiver, the Member against whom such waiver may be asserted.
13.16    Specific Performance. The parties recognize that irreparable injury will result from a breach of a provision in this and that money damages may be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more provisions of this Agreement, any party who may be injured shall, in addition to and not in limitation of any and all other remedies otherwise available at law and/or in equity, be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach, provided that the party that does not prevail in such action shall be solely responsible for the prevailing party’s reasonable legal fees and other costs and expenses incurred in connection with the proceeding or action.
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[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

TPG MEMBER:
Thomas Properties Group, L, P,, a Maryland limited
partnership
By:	/s/ Thomas Properties Group, Inc., a Delaware corporation, its General Partner

By:	/s/ James A. Thomas
	Name:	James A. Thomas
	Title:	CEO

MADISON MEMBER:
MIRELF IV REIT Austin, LLC, a Delaware limited
liability company

By:	/s/ Ronald Dickerman
	Name:	Ronald Dickerman
	Title:	Authorized Signatory
[Signature Page to LLC Agreement of TPG Austin Partner, LLC]

SCHEDULE A

Properties

Frost Bank Tower, 401 Congress Avenue (ground leased)

300 West 6th Street

San Jacinto Center, 98 San Jacinto Boulevard

One Congress Plaza, 111 Congress Avenue

One American Center, 600 Congress Avenue (ground leased in part)

Park 22, 8601 Bull Creek Road

Westech 360, 8911 Capital of Texas Highway

Great Hills Plaza, 9600 Great Hills Trail

SCHEDULE B

Percentage Interests; Initial Capital Contributions

Members	Percentage Interest	Initial Capital Contribution
TPG MEMBER	66.67%	$[_________]
MADISON MEMBER	33.33%	[$35,147,250]
TOTAL	100%	$[_________]

SCHEDULE C

FORM OF PROPERTY MANAGEMENT AND LEASING AGREEMENT

Exhibit C
Form of FIRPTA Affidavit
FIRPTA CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest (“USRPI”) must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a USRPI under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a USRPI by __________________ (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:
1.    Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.    Transferor is not a disregarded entity as defined in § 1.1445-2(b)(2)(iii);

3.    Transferor’s U.S. employer identification number is [_________]; and

4.    Transferor’s office address is:

[_____]

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Date:     , 2010

By:    _________________________________
Name:
Title:

Exhibit D
Venture Agreement

See Exhibit 2.2 - Operating Agreement of TPG/CalSTRS AUSTIN, LLC dated September 17, 2012 which is filed herewith in this Current Report on Form 8-K.

In accordance with Item 601(b)(2) of Regulation S-K, the Schedules hereto have been omitted and will be furnished supplementally to the Securities and Exchange Commission upon request.